Exhibit 10.18

THIRD AMENDED AND RESTATED WAREHOUSING

CREDIT AND SECURITY AGREEMENT

BETWEEN

UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC,

a Florida limited liability company

EAGLE HOME MORTGAGE, INC.,

a Washington corporation,

EAGLE HOME MORTGAGE OF CALIFORNIA, INC.,

a California corporation,

UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA,

a California corporation,

UAMC ASSET CORP. II,

a Nevada corporation,

UNIVERSAL AMERICAN MORTGAGE COMPANY OF PENNSYLVANIA, INC.,

a Florida corporation

EAGLE HOME MORTGAGE, LLC,

a Delaware limited liability company

The Lenders Party Hereto

AND

RESIDENTIAL FUNDING CORPORATION,

a Delaware corporation, as Credit Agent

Dated as of April 30, 2006

TABLE OF CONTENTS

1.	THE CREDIT		1-1

	1.1.	The Warehousing Commitment	1-1
	1.2.	Expiration of Warehousing Commitment	1-1
	1.3.	Swingline Facility	1-1
	1.4.	Notes	1-2
	1.5.	Non-Receipt of funds by Credit Agent.	1-2
	1.6.	Replacement Notes.	1-3
	1.7.	Joint and Several Liability	1-3
	1.8.	Limitation on Warehousing Advances	1-3

2.	PROCEDURES FOR OBTAINING ADVANCES		2-1

	2.1.	Warehousing Advances and Swingline Advances	2-1

3.	INTEREST, PRINCIPAL AND FEES		3-1

	3.1.	Interest	3-1
	3.2.	Interest Limitation	3-2
	3.3.	Principal Payments	3-2
	3.4.	Buydowns	3-5
	3.5.	Warehousing Commitment Fees	3-6
	3.6.	Agent’s Fee	3-6
	3.7.	Loan Package Fees, Wire Fees, Warehousing Fees	3-6
	3.8.	Miscellaneous Fees and Charges	3-7
	3.9.	Method of Making Payments	3-7
	3.10.	Illegality	3-7
	3.11.	Increased Costs; Capital Requirements	3-8
	3.12.	Withholding Taxes	3-8

4.	COLLATERAL		4-1

	4.1.	Grant of Security Interest	4-1
	4.2.	Maintenance of Collateral Records	4-2
	4.3.	Release of Security Interest in Pledged Assets	4-3
	4.4.	Collection and Servicing Rights	4-4
	4.5.	Return of Collateral at End of Warehousing Commitment	4-4
	4.6.	Delivery of Collateral Documents	4-5
	4.7.	Borrowers Remain Liable	4-5
	4.8.	Further Assurance	4-5

5.	CONDITIONS PRECEDENT		5-1

	5.1.	Initial Advance	5-1
	5.2.	Each Advance	5-4
	5.3.	Force Majeure	5-5

6.	GENERAL REPRESENTATIONS AND WARRANTIES		6-1

	6.1.	Place of Business	6-1
	6.2.	Organization; Good Standing; Subsidiaries	6-1
	6.3.	Authorization and Enforceability	6-2
	6.4.	Authorization and Enforceability of Lennar Undertaking	6-2
	6.5.	Approvals	6-2
	6.6.	Financial Condition	6-3
	6.7.	Litigation	6-3
	6.8.	Compliance with Laws	6-3
	6.9.	Regulation U	6-3

	6.10.	Investment Company Act	6-3
	6.11.	Payment of Taxes	6-4
	6.12.	Agreements	6-4
	6.13.	Title to Properties	6-4
	6.14.	ERISA	6-4
	6.15.	No Retiree Benefits	6-5
	6.16.	Assumed Names	6-5
	6.17.	Servicing	6-5

7.	AFFIRMATIVE COVENANTS		7-1

	7.1.	Payment of Obligations	7-1
	7.2.	Financial Statements	7-1
	7.3.	Other Borrower Reports	7-1
	7.4.	Maintenance of Existence; Conduct of Business	7-2
	7.5.	Compliance with Applicable Laws	7-2
	7.6.	Inspection of Properties and Books; Operational Reviews	7-3
	7.7.	Notice	7-3
	7.8.	Payment of Debt, Taxes and Other Obligations	7-4
	7.9.	Insurance	7-4
	7.10.	Closing Instructions	7-4
	7.11.	Subordination of Certain Indebtedness	7-4
	7.12.	Other Loan Obligations	7-4
	7.13.	ERISA	7-5
	7.14.	Use of Proceeds of Advances	7-5

8.	NEGATIVE COVENANTS		8-1

	8.1.	Contingent Liabilities	8-1
	8.2.	Restrictions on Fundamental Changes	8-1
	8.3.	Deferral of Subordinated Debt	8-1
	8.4.	Loss of Eligibility, Licenses or Approvals	8-2
	8.5.	Accounting Changes	8-2
	8.6.	Leverage Ratio	8-2
	8.7.	Minimum Tangible Net Worth	8-2
	8.8.	Minimum Modified Tangible Net Worth	8-2
	8.9.	Distributions to Members	8-2
	8.10.	Transactions with Affiliates	8-2
	8.11.	Recourse Servicing Contracts	8-3
	8.12.	Limitation on Liens.	8-3
	8.13.	Limitation on Debt.	8-3

9.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL		9-1

	9.1.	Special Representations and Warranties Concerning Eligibility as Seller/Servicer of Mortgage Loans	9-1
	9.2.	Special Representations and Warranties Concerning Warehousing Collateral	9-2
	9.3.	Special Affirmative Covenants Concerning Warehousing Collateral	9-4
	9.4.	Special Negative Covenants Concerning Warehousing Collateral	9-5
	9.5.	Special Affirmative Covenants Concerning Construction/Perm Mortgage Loans and Third-Party Builder Construction Mortgage Loans	9-6
	9.6.	Special Representations Concerning Construction/Perm Mortgage Loans and Third Party Builder Construction Mortgage Loans	9-6
	9.7.	Special Representations and Warranties Concerning Receivables	9-7
	9.8.	Special Representations Concerning Pledged Shares	9-7
	9.9.	Special Representations and Warranties Concerning Foreclosure Claim Receivables and Foreclosure Mortgage Loans	9-8

	9.10.	Voting Rights; Dividends; Etc.	9-8

10.	DEFAULTS; REMEDIES		10-1

	10.1.	Events of Default	10-1
	10.2.	Remedies	10-3
	10.3.	Application of Proceeds	10-6
	10.4.	Credit Agent Appointed Attorney-in-Fact	10-6
	10.5.	Right of Set-Off	10-7
	10.6.	Sharing of Payments	10-7

11.	AGENT		11-1

	11.1.	Appointment	11-1
	11.2.	Duties of Agent	11-1
	11.3.	Standard of Care	11-1
	11.4.	Delegation of Duties	11-2
	11.5.	Exculpatory Provisions	11-2
	11.6.	Reliance by Agent	11-2
	11.7.	Non-Reliance on Agent or Other Lenders	11-3
	11.8.	Agent in Individual Capacity	11-3
	11.9.	Successor Agent	11-3
	11.10.	Inspection	11-4

12.	MISCELLANEOUS		12-1

	12.1.	Notices	12-1
	12.2.	Reimbursement Of Expenses; Indemnity	12-1
	12.3.	Indemnification by Lenders	12-2
	12.4.	Financial Information	12-2
	12.5.	Terms Binding Upon Successors; Survival of Representations	12-3
	12.6.	Lenders in Individual Capacity	12-3
	12.7.	Assignment and Participation	12-3
	12.8.	Quarterly Accordion Period Commitment Increases	12-4
	12.9.	Amendments	12-4
	12.10.	Governing Law	12-5
	12.11.	Relationship of the Parties	12-5
	12.12.	Severability	12-5
	12.13.	Consent to Credit References	12-5
	12.14.	Counterparts	12-5
	12.15.	Headings/Captions	12-5
	12.16.	Entire Agreement	12-6
	12.17.	Consent to Jurisdiction	12-6
	12.18.	Waiver of Jury Trial	12-6
	12.19.	Waiver of Punitive, Consequential, Special or Indirect Damages	12-6
	12.20.	Confidentiality	12-7

13.	DEFINITIONS		13-1

	13.1.	Defined Terms	13-1
	13.2.	Other Definitional Provisions; Terms of Construction	13-13

EXHIBITS

Exhibit A-SF	Request for Advance

Exhibit A-Construction	Request for Advance (Construction/Rehab)

Exhibit A-Other Investments	Request for Advance Against Other Investments

Exhibit A-SF/UNI	Request for Advance – Unimproved Land Loans

Exhibit B-SF	Procedures and Documentation for Warehousing Single Family Mortgage Loans

Exhibit B-Construction	Procedures and Documentation for Warehousing Construction/Perm Mortgage Loans and Third-Party Builder Construction Mortgage Loans

Exhibit B-Foreclosure Claim Receivable	Procedures and Documentation for Warehousing Foreclosure Claim Receivable

Exhibit B-Investment Mortgage Loans	Procedures and Documentation for Warehousing Investment Mortgage Loans

Exhibit C	Schedule of Servicing Portfolio

Exhibit D	Subsidiaries

Exhibit E	Compliance Certificate

Exhibit F	Schedule of Lines of Credit

Exhibit G	Assumed Names

Exhibit H	Eligible Loans and Other Assets

Exhibit I	Collateral Operations Fee Schedule

Exhibit J	Commitments Schedule

Exhibit K	Advance Certificate

Exhibit L	Existing Liens

Exhibit M	Existing Debt

Exhibit N	Terms of Guaranteed Obligations

Exhibit O	Commitment Summary/Takeout Report

THIRD AMENDED AND RESTATED WAREHOUSING CREDIT

AND SECURITY AGREEMENT

THIRD AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT, dated as of April 30, 2006 between UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC, a Florida limited liability company (“UAMCLLC”), EAGLE HOME MORTGAGE, INC., a Washington corporation (“EHMI”), EAGLE HOME MORTGAGE OF CALIFORNIA, INC., a California corporation (“EHMCA”), UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA, a California corporation (“UAMCC”), UAMC ASSET CORP. II, a Nevada corporation (“UAMC Asset”), UNIVERSAL AMERICAN MORTGAGE COMPANY OF PENNSYLVANIA, INC., a Florida corporation (“UAMCP”), and EAGLE HOME MORTGAGE, LLC, a Delaware limited liability company (“EHMLLC”) (UAMCLLC, EHMI, EHMCA, UAMCC, UAMC Asset, UAMCP, and EHMLLC, collectively, “Borrowers”) RESIDENTIAL FUNDING CORPORATION, a Delaware corporation (“RFC”), JPMORGAN CHASE BANK, N.A., a national banking association (“JPMorgan Chase”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), SUNTRUST BANK, a state bank organized under the laws of Georgia (“Suntrust”), NATIONAL CITY BANK OF KENTUCKY, a national banking association (“NCBK”), COMERICA BANK (“Comerica”), CALYON NEW YORK BRANCH (“Calyon”) and WASHINGTON MUTUAL BANK, FA (“WaMu”) (RFC, Bank One, U.S. Bank, Suntrust, NCBK, Comerica, Calyon, WaMu, and any additional lender as may from time to time become a party hereto and their respective successors and permitted assigns being referred to individually as a “Lender” and collectively as the “Lenders”), and RFC as credit agent for the Lenders (in such capacity, the “Credit Agent”).

A.	Borrowers have requested certain financing from Lenders.

B.	Borrowers have asked Lenders and Credit Agent to amend and restate the Existing Agreement (as defined below) and to set forth the terms and conditions upon which Lenders will continue to provide financing to Borrowers.

C.	Credit Agent and Lenders have agreed to amend and restate the Existing Agreement to continue to provide that financing to Borrowers subject to the terms and conditions of this Agreement.

D.	Subject to Borrowers’ satisfaction of the conditions set forth in Article 5, the “Closing Date” for the transactions contemplated by this Agreement is the date set forth as the Closing Date on the signature page of Credit Agent to this Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

Preamble

1.	THE CREDIT

1.1.	The Warehousing Commitment

On the terms and subject to the conditions and limitations of this Agreement, including Exhibit H, Lenders agree, severally and not jointly, to make Warehousing Advances to Borrowers from the Closing Date to the Business Day immediately preceding the Warehousing Maturity Date, pro rata in accordance with their respective Percentage Shares, during which period Borrowers may borrow, repay and reborrow in accordance with the provisions of this Agreement. Lenders and RFC have no obligation to make Warehousing Advances and Swingline Advances in an aggregate amount outstanding at any time in excess of the lesser of (a) the Warehousing Credit Limit, or (b) the Aggregate Warehousing Collateral Value. While a Default or Event of Default exists, Lenders may refuse to make any additional Warehousing Advances to Borrowers. Effective as of the Closing Date, all outstanding “Warehousing Advances” and “Swingline Advances” made under the Existing Agreement are deemed to be Warehousing Advances and Swingline Advances, as applicable, made under this Agreement and the Interest Rates and fees set forth in the Existing Agreement, or any separate letter agreement entered into under the Existing Agreement, will no longer apply. In addition, as of the Closing Date, all outstanding RFC/WaMu Advances and RFC Direct Advances made under the Existing Agreement are deemed to be Warehousing Advances made under this Agreement, and the Interest Rates and fees set forth in the Existing Agreement, or under any separate letter agreement entered into under the Existing Agreement, will no longer apply. The Lenders will, at the request of the Credit Agent, make or accept such payments as may be necessary to reallocate their commitments so that each has advanced its pro rata share of all Warehousing Advances in accordance with the other terms of this Agreement. All Warehousing Advances under this Agreement constitute a single indebtedness, and all of the Collateral is security for the Warehousing Note and Swingline Note and for the performance of all of the Obligations.

1.2.	Expiration of Warehousing Commitment

The Warehousing Commitment expires on the earlier of (“Warehousing Maturity Date”): (a) April 21, 2008, on which date each Lender’s Warehousing Commitment will expire of its own term and the related Warehousing Advances will become due and payable without the necessity of Notice or action by Lenders or Credit Agent; and (b) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2.

1.3.	Swingline Facility

On the terms and subject to the conditions set forth herein, RFC may, from time to time to, but not including the Business Day immediately preceding the Warehousing Maturity Date, make Advances (“Swingline Advances”) requested by Borrowers against Eligible Assets, in an aggregate amount not to exceed the Swingline Facility Amount, without requesting Warehousing Advances from the other Lenders. RFC agrees to provide Borrowers 1 day’s Notice at such time as Borrowers have borrowed the maximum amount available under the Swingline Facility Amount. RFC has no obligation to make Swinglines Advances if the aggregate amount of Swingline Advances and Warehousing Advances outstanding would exceed the lesser of (a) the Warehousing Credit Limit or (b) the Aggregate Warehousing Collateral Value. Lenders hereby agree to purchase from RFC an undivided participation interest in all outstanding Swingline Advances at any time in an amount equal to each Lender’s Percentage Share of such Swingline Advances. RFC may at any time in its sole and absolute discretion (and shall no less frequently than weekly and upon the acceleration of the Obligations following an Event of Default) request

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the Lenders to make Warehousing Advances in principal amounts equal to their Percentage Shares of outstanding Swingline Advances, and each Lender absolutely and unconditionally agrees to fund such Warehousing Advances, regardless of any Default or Event of Default or other condition which would otherwise excuse such Lender from funding Warehousing Advances, provided that no Lender is required to make Warehousing Advances to repay Swingline Advances or purchase participations in Swingline Advances that would cause such Lender’s aggregate Warehousing Advances (including participations in Swingline Advances) then outstanding to exceed the amount of such Lender’s Warehousing Commitment Amount. Each Lender’s Warehousing Advances made pursuant to the preceding sentence shall be delivered directly to RFC in immediately available funds at the office of Credit Agent by 4:00 p.m. on the day of the request therefor by RFC if such request is made on or before 1:00 p.m., or by 9:00 a.m. on the 1st Business Day following such request if such request is made after 1:00 p.m., and shall be promptly applied against the outstanding Swingline Advances. At the time of any request for Warehousing Advances from Lenders pursuant to this Section 1.7, Credit Agent will deliver to each Lender a certificate in the form of Exhibit K attached hereto (the “Advance Certificate”), certified by Credit Agent. For purposes of the limitations set forth in Exhibit H hereto, Swingline Advances shall be deemed to be Warehousing Advances.

1.4.	Notes

Warehousing Advances made by each Lender against Eligible Assets other than Agreements for Deed and Foreclosure Claim Receivables are evidenced by Borrowers’ promissory notes, payable to each Lender, in the form prescribed by Credit Agent (each, a “Warehousing Note”). Warehousing Advances made by each Lender against Agreements for Deed or Foreclosure Claim Receivables are evidenced by Borrowers’ promissory notes, payable to each Lender, in the form prescribed by the Credit Agent (each, a “Sublimit Note”). Swingline Advances made by RFC are evidenced by Borrowers’ promissory note, payable to RFC, in the form prescribed by Credit Agent (the “Swingline Note”). The terms “Warehousing Notes,” “Sublimit Notes” and “Swingline Note,” as used in this Agreement, include all amendments, restatements, renewals or replacements of the original “Warehousing Notes,” “Sublimit Notes” and “Swingline Note,” and all substitutions for any of them. All terms and provisions of the “Warehousing Notes,” “Sublimit Notes” and “Swingline Note” are incorporated into this Agreement.

1.5.	Non-Receipt of funds by Credit Agent.

If Credit Agent receives notice from a Lender that such Lender does not intend to make its Percentage Share of any Warehousing Advances, neither Credit Agent nor any other Lender shall have any obligation to fund such Lender’s Percentage Share. Notwithstanding the foregoing, unless a Lender notifies Credit Agent by 3:00 p.m. on the date of a proposed Warehousing Advance that it does not intend to make its Percentage Share of such Warehousing Advance available to Credit Agent at such time and on such date, Credit Agent may assume that such Lender will make such amount available to Credit Agent to be advanced to Borrowers, and in reliance on such assumption, Credit Agent may, at its option, make a corresponding amount available to the Borrowers.

1.5 (a)	If Credit Agent makes such corresponding amount available to the Borrowers and such amount is not made available to Credit Agent by such Lender by close of business on the date of the Warehousing Advance, such Lender shall pay such amount to Credit Agent upon demand plus interest to the date of payment at a rate per annum equal to the Federal Funds Rate.

1.5 (b)	If a Lender fails to pay as provided herein, the Borrowers shall pay such amount to Credit Agent upon demand plus interest (at the rate applicable to the Borrowers for such Warehousing Advance) to the date of repayment.

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1.5 (c)	Nothing in this Section 1.7 shall relieve any Lender from its obligation to fund its Percentage Share of any Warehousing Advance, or prejudice any rights the Borrowers may have against any Lender as a result of such Lender’s failure to make its Percentage Share of any Warehousing Advance.

1.6.	Replacement Notes.

Upon receipt by Credit Agent of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any Note, and, in the case of any such mutilation, upon receipt by Credit Agent of such Note, Borrowers will issue, in lieu thereof, a replacement note in the same principal amount thereof and otherwise of like tenor.

1.7.	Joint and Several Liability

Advances shall be made to any Borrower (except to the extent otherwise provided herein), as shall be requested in the Advance Request, but each Advance, regardless of which Borrower it is made to, shall be deemed made to or for the benefit of all Borrowers, and all Borrowers jointly and severally shall be obligated to repay all Advances. With respect to the obligations to repay Advances made to the other Borrowers, each Borrower agrees to the terms set forth in Exhibit N.

1.8.	Limitation on Warehousing Advances

Lenders will make Warehousing Advances against Eligible Assets upon the request of Borrowers, in the manner provided in Article 2, for the purposes set forth in Section 7.14. Lenders’ obligation to make Warehousing Advances against Eligible Assets is subject to the limitations set forth in Exhibit H.

End of Article 1

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2.	PROCEDURES FOR OBTAINING ADVANCES

2.1.	Warehousing Advances and Swingline Advances

2.1 (a)	To obtain a Warehousing Advance or a Swingline Advance under this Agreement, a Borrower must deliver to Credit Agent either a completed and signed request for a Warehousing Advance or a Swingline Advance on the then current form approved by Credit Agent, or an Electronic Advance Request, together with a list of the Mortgage Loans for which the request is being made (“Warehousing Advance Request”), not later than (i) in the case of Electronic Advance Requests, 3:30 p.m. on the Business Day, and (ii) in all other cases, 1 Business Day before the Business Day on which a Borrower desires the Warehousing Advance or Swingline Advance. Subject to the delivery of a Warehousing Advance Request and the satisfaction of the conditions and limitations of this Agreement, including the conditions set forth in Sections 5.1 and 5.2, a Borrower may obtain a Warehousing Advance or a Swingline Advance under this Agreement upon compliance with the procedures set forth in this Section and in the applicable Exhibit B, including delivery to Credit Agent of all required Collateral Documents. Credit Agent’s current form of Warehousing Advance Request is set forth in the applicable Exhibit A. Upon not less than 3 Business Days’ prior Notice to Borrowers, Credit Agent may modify its form of Warehousing Advance Request and any other Exhibit or document referred to in this Section to conform to either current legal requirements or Credit Agent practices and, as so modified, those Exhibits and documents will become part of this Agreement. Credit Agent will promptly notify Lenders of any changes made to any document under the preceding sentence.

2.1 (b)	In making the determination whether a Warehousing Advance or Swingline Advance will be made against an Eligible Asset, Credit Agent will be permitted to rely, without independent investigation of the correctness thereof, on the most recent information supplied by Borrowers to Credit Agent with respect to the Weighted Average Committed Purchase Price.

2.1 (c)	Credit Agent has a reasonable time to examine Borrowers’ Advance Request and the Collateral Documents to be delivered by Borrower before funding the requested Advance, and may reject any Eligible Asset that does not meet the requirements of this Agreement or of the related Purchase Commitment.

2.1 (d)	Borrowers must hold or cause a custodian to hold, in trust for Credit Agent, those original Collateral Documents of which only copies are required to be delivered to Credit Agent under Exhibit B. Unless a Pledged Loan is being held by an Investor for purchase or has been redeemed from pledge by Borrowers, promptly upon request by Credit Agent or, if the recorded Collateral Documents have not yet been returned from the recording office, immediately upon receipt by Borrowers or a custodian of those recorded Collateral Documents, Borrowers must deliver or cause a custodian to deliver to Credit Agent any or all of the original Collateral Documents.

2.1 (e)	To fund Warehousing Advances and Swingline Advances under this Agreement, Credit Agent will cause the Funding Bank to credit the Wire Disbursement Account upon compliance by Borrowers with the terms of the Loan Documents. Credit Agent will determine, in its sole discretion, the method by which Advances and other amounts on deposit in the Wire Disbursement Account are disbursed by the Funding Bank to or for the account of Borrowers.

End of Article 2

Page 2-1

3.	INTEREST, PRINCIPAL AND FEES

3.1.	Interest

3.1 (a)	Except as otherwise provided in this Section, Borrowers must pay interest on the unpaid amount of each Advance from the date the Advance is made until it is paid in full at the Interest Rate specified in Exhibit H.

3.1 (b)	Borrowers and any Lender may enter into an agreement (the “Balance Funded Agreement”) pursuant to which Borrowers agree to maintain Eligible Balances on deposit with such Lender or a Designated Bank in consideration of the funding of all or a portion of such Lender’s Warehousing Advances at a Balance Funded Rate or another reduction in the interest and fees payable to such Lender. Borrowers may give written notice to any Lender with which it has a Balance Funded Agreement, as and when provided in such Balance Funded Agreement, of Borrowers’ election to have a portion (the “Balance Funded Portion”) of the principal amount of such Lender’s Warehousing Advances bear interest at the Balance Funded Rate during any calendar month. In the event Borrowers elect to have all or a portion of any Lender’s Warehousing Advances bear interest at the Balance Funded Rate during any month, such Lender shall notify the Credit Agent no later than 12:00 Noon on the second Business Day of the following month of the estimated amount by which the interest to be paid by Borrowers on such Lender’s Warehousing Advances during such month was reduced as a result of the application of such Balance Funded Agreement. If the Eligible Balances maintained by Borrowers with such Lender or its Designated Bank during such month are less than the Balance Funded Portion, if the estimate provided by a Lender pursuant to the previous sentence is not accurate, or if a Lender agrees to another reduction in the interest and fees payable to such Lender, the Lender may charge and separately bill Borrowers a deficiency fee (a “Balance Deficiency Fee”), or credit Borrowers with any amount by which interest billed exceeded interest actually due, the amount of which shall be set forth in the Balance Funded Agreement between Borrowers and such Lender.

3.1 (c)	Credit Agent computes interest on the basis of the actual number of days in each month and a year of 360 days. Interest shall be due and payable in accordance with Section 3.9.

3.1 (d)	If, for any reason (1) Borrowers repay an Advance on the same day that it was made by Credit Agent, or (2) Borrowers instruct Credit Agent not to make a previously requested Advance after Credit Agent has reserved funds or made other arrangements necessary to enable Credit Agent to fund that Advance, Borrowers must pay Credit Agent for the benefit of Lenders an administrative fee equal to 1 day of interest on that Advance at the Interest Rate that would otherwise have been applicable under Exhibit H for the applicable Eligible Asset type.

3.1 (e)	After an Event of Default occurs and upon Notice to Borrowers by Credit Agent, the unpaid amount of each Advance will bear interest at the Default Rate until the Event of Default has been waived or cured, as provided in this Agreement, or the Advances have been paid in full.

3.1 (f)	Credit Agent will adjust the rates of interest provided for in this Agreement as of the effective date of each change in the applicable index. Credit Agent’s determination of such rates of interest as of any date of determination is conclusive and binding, absent manifest error.

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3.2.	Interest Limitation

Credit Agent and Lenders do not intend, by reason of this Agreement, the Notes or any other Loan Document, to receive interest in excess of the amount permitted by applicable law. If Credit Agent or any Lender receives any interest in excess of the amount permitted by applicable law, whether by reason of acceleration of the maturity of this Agreement, the Notes or otherwise, Credit Agent will apply the excess to the unpaid principal balance of the Warehousing Advances and not to the payment of interest. If all Warehousing Advances have been paid in full and the Warehousing Commitment has expired or have been terminated, Credit Agent will remit any excess to Borrowers. This Section controls every other provision of all agreements between Borrowers, Credit Agent and Lenders and is binding upon and available to any subsequent holder of the Notes.

3.3.	Principal Payments

3.3 (a)	Borrowers must pay to Credit Agent (i) for the pro rata benefit of Lenders in the case of Warehousing Advances, and (ii) for RFC in the case of Swingline Advances, the outstanding principal amount of all Advances on the Warehousing Maturity Date. In addition, on the last Business Day of each Quarterly Accordion Period, Borrowers must pay to Credit Agent for the pro rata benefit of the Lenders, the outstanding principal amount of all Warehousing Advances in excess of the Warehousing Credit Limit as of the next Business Day.

3.3 (b)	Except as otherwise provided in Section 3.1(d), Borrowers may prepay any portion of the Advances without premium or penalty at any time pursuant to Section 3.4 or Section 4.3(d). If at any time:

(1)	the Warehousing Advances outstanding under this Agreement exceed the Warehousing Credit Limit, or

(2)	the Advances outstanding under this Agreement exceed the Aggregate Warehousing Collateral Value,

Borrowers must immediately pay to Credit Agent for the benefit of Lenders, without the necessity of prior demand or Notice from Credit Agent, and Borrowers authorize Credit Agent to cause the Funding Bank to charge Borrowers’ Operating Account for, the amount of such excess.

3.3 (c)	Borrowers must pay to Credit Agent for the pro rata benefit of Lenders, without the necessity of prior demand or Notice from Credit Agent, and Borrowers authorize Credit Agent to cause the Funding Bank to charge Borrowers’ Operating Account for, or reduce the Buydown by, the amount of any outstanding Advance against a specific Pledged Asset upon the earliest occurrence of any of the following events:

(1)	One (1) Business Day elapses from the date an Advance was made if the Pledged Loan to be funded by that Advance has not closed and funded.

(2)	Fifteen (15) Business Days elapse without the return of a Collateral Document delivered by Credit Agent to a Borrower under a Trust Receipt for correction or completion.

(3)

On the date on which a Pledged Asset is determined to have been originated based on untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not any Borrower had knowledge of the misrepresentation, incomplete or inaccurate information or fraud, or on the date on which any

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Borrower knows, has reason to know, or receives Notice from Credit Agent, that (A) one or more of the representations and warranties set forth in Article 9 were inaccurate or incomplete in any material respect on any date when made or deemed made or became inaccurate or incomplete after any such date with respect to such Pledged Asset, or (B) any Borrower has failed to perform or comply with any covenant, term or condition set forth in Article 9 with respect to such Pledged Asset.

(4)	Except in the case of Foreclosure Claim Receivables and Foreclosure Mortgage Loans, on the date a Pledged Asset or a Lien prior to a Mortgage securing repayment of a Pledged Asset has been in default for a period of 60 days or more.

(5)	Upon the sale, other disposition or prepayment of any Pledged Asset or, with respect to a Pledged Loan included in an Eligible Mortgage Pool, upon the sale or other disposition of the related Agency Security.

(6)	One (1) Business Day immediately preceding the date scheduled for the foreclosure or trustee sale of the real property and improvements securing a Pledged Loan, unless such foreclosure or trustee sale will give rise to a Foreclosure Claim Receivable against which the related Advance may remain outstanding hereunder.

(7)	If the outstanding Advances against Pledged Loans exceed the aggregate Purchase Commitments for Pledged Loans.

3.3 (d)	Upon telephonic or written Notice to Borrowers by Credit Agent, Borrowers must pay to Credit Agent for the pro rata benefit of Lenders, and Borrowers authorize Credit Agent to cause the Funding Bank to charge Borrowers’ Operating Account for, or reduce the Buydown by, the amount of any outstanding Advance against a specific Pledged Asset upon the earliest occurrence of any of the following events:

(1)	For any Pledged Loan, the Warehouse Period elapses.

(2)	Forty-five (45) days elapse from the date a Pledged Loan was delivered to an Investor or Approved Custodian for examination and purchase or for inclusion in a Mortgage Pool, without the purchase being made or an Eligible Mortgage Pool being initially certified, or upon rejection of a Pledged Loan as unsatisfactory by an Investor or Approved Custodian.

(3)	Seven (7) Business Days elapse from the date a Wet Settlement Advance was made against a Pledged Loan without receipt by Credit Agent of all Collateral Documents relating to the Pledged Loan.

(4)	Three (3) Business Days after the mandatory delivery date of the related Purchase Commitment if the specific Pledged Loan or the Pledged Security backed by that Pledged Loan has not been delivered under the Purchase Commitment prior to such mandatory delivery date, or on the date the related Purchase Commitment expires or is terminated, unless, in each case, the Pledged Loan or Pledged Security is eligible for delivery to another Investor under a comparable Purchase Commitment.

(5)

With respect to any Pledged Loan, any of the Collateral Documents, upon examination by Credit Agent (and at the reasonable discretion of the Credit Agent), are found not to be in compliance with the requirements of this

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Agreement or the related Purchase Commitment (if a Purchase Commitment is required by Exhibit H), unless such non-compliance is, in Credit Agent’s reasonable judgment, readily curable.

(6)	If, after giving effect to a new Advance against a Pledged Asset or to the payment of existing Advances against Pledged Assets, any of the limitations set forth in Exhibit H have been exceeded.

3.3 (e)	In addition to the payments required by Sections 3.3(a), 3.3(c) and 3.3(d), if the principal amount of any Pledged Asset is prepaid in whole or in part while an Advance is outstanding against the Pledged Asset, Borrowers must pay to Credit Agent, without the necessity of prior demand or Notice from Credit Agent, and Borrowers authorize Credit Agent to cause the Funding Bank to charge Borrowers’ Operating Account for the amount of the prepayment to be applied against the Advance.

3.3 (f)	The proceeds of the sale or other disposition of Pledged Assets must be paid directly by the Investor or other obligor to the Cash Collateral Account. Borrowers must give Notice to Credit Agent in writing, by telephone or by RFConnects Delivery to Credit Agent (and if by telephone, followed promptly by written Notice) of the Pledged Assets for which proceeds have been received. Upon receipt of Borrowers’ Notice, Credit Agent will apply any proceeds deposited into the Cash Collateral Account to the payment of the Advances related to the Pledged Assets identified by Borrowers in their Notice, and those Pledged Assets will be considered to have been redeemed from pledge. Credit Agent is entitled to rely upon Borrowers’ affirmation that deposits in the Cash Collateral Account represent payments from Investors or obligors for the purchase of the Pledged Assets specified by Borrowers in their Notice. If the payment from an Investor for the purchase of Pledged Assets is less than the outstanding Advances against the Pledged Assets identified by Borrowers in their Notice, Borrowers must pay to Credit Agent, and Borrowers authorize Credit Agent to cause the Funding Bank to charge Borrowers’ Operating Account in, an amount equal to that deficiency. As long as no Default or Event of Default exists, Credit Agent will return to Borrowers any excess payment from an Investor or obligor for Pledged Assets. For the purposes of this Section 3.3(f), payments made by check into the Cash Collateral Account will be deemed received when the check has cleared in accordance with Credit Agent’s usual procedures.

3.3 (g)	Credit Agent reserves the right to revalue any Pledged Loan or Pledged Security that is not covered by a Purchase Commitment from Fannie Mae or Freddie Mac. Credit Agent reserves the right to revalue any Pledged Loan or Pledged Security that is to be exchanged for an Agency Security if that Agency Security is not covered by a Purchase Commitment. Credit Agent reserves the right to revalue any other Pledged Asset. Borrowers must pay to Credit Agent, without the necessity of prior demand or Notice from Credit Agent, and Borrowers authorize Credit Agent to cause the Funding Bank to charge Borrowers’ Operating Account for, any amount required after any such revaluation to reduce the principal amount of the Advances outstanding against the revalued Eligible Asset to an amount equal to the Advance Rate for the applicable type of Eligible Asset multiplied by the Fair Market Value of the Eligible Asset.

3.3 (h)	Upon the occurrence of any event described in Section 10.1(g) with respect to Lennar, Borrowers shall, at the request of Credit Agent or Majority Lenders, repay all Advances outstanding against Agreements for Deed, Construction/Perm Mortgage Loans and Unimproved Land Loans, and no further Advances will thereafter be made against Agreements for Deed, Construction/Perm Mortgage Loans or Unimproved Land Loans.

3.3 (i)	Prior to the occurrence of an Event of Default and acceleration of all Advances outstanding hereunder or termination of the Warehousing Commitment, amounts received by Credit Agent as proceeds of the sale or other disposition of Pledged Assets, shall be allocated among Lenders as follows:

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(1)	First, to RFC until the aggregate outstanding principal amount of the Swingline Advances have been paid in full; and

(2)	Second, pro rata to Lenders in accordance with their respective Percentage Shares, until the principal amount of the related Warehousing Advances have been paid in full; and.

(3)	Finally, the balance, if any, to Borrowers.

Following the occurrence of an Event of Default and acceleration of any Obligations outstanding hereunder or termination of the Warehousing Commitment, all amounts received by Credit Agent on account of the Obligations shall be disbursed by Credit Agent in accordance with the provisions of Section 10.3 hereof.

3.3 (j)	In addition to the payments required pursuant to Sections 3.3(a) – 3.3(i), Borrowers shall repay the Warehousing Advances and Swingline Advances as set forth in Exhibit H.

3.3 (k)	Credit Agent and Lenders agree that, solely for purposes of calculating interest payable in connection with Swingline Advances, any Release Amount received by the Credit Agent and applied to Swingline Advances shall be deemed to have been applied to outstanding Swingline Advances on the Business Day on which the Credit Agent actually receives such Release Amount (in each case, the “Receipt Date”) provided that (i) no Default or Event of Default exists as of such Receipt Date or at any time thereafter through and including the date on which the Credit Agent applies such Release Amount to Swingline Advances (in each case, the “Credit Date”), and (ii) the outstanding principal balance of all Swingline Advances would be greater than or equal to zero on the Receipt Date and at all times thereafter through and including the applicable Credit Date after giving effect to the application of (1) such Release Amount, (2) all Buydowns, and (3) any other payment of the Swingline Advances. If the foregoing conditions are not satisfied with respect to any Release Amount received by the Credit Agent and applied to Swingline Advances, the Credit Agent will credit the amount of such Release Amount to such Swingline Advance on the applicable Credit Date.

3.4.	Buydowns

Borrowers may prepay a portion of the Warehousing Advances outstanding under this Agreement (individually “Buydown” and collectively “Buydowns”) upon Notice to Credit Agent not later than (a) 1:00 p.m. on the Business Day immediately preceding the Business Day on which Borrowers desire to make a Buydown in the amount of $10,000,000 or more or (b) 3:30 p.m. on the Business Day on which Borrower desires to make a Buydown in an amount less than $10,000,000. Each Buydown must be in an amount not less than $1,000,000, and Borrowers may not make Buydowns that exceed the aggregate principal balance of all Warehousing Advances outstanding under this Agreement. A Buydown is a reduction in the aggregate amount of the Warehousing Advances outstanding under this Agreement, but does not represent the prepayment of any particular Warehousing Advance for the purposes of any Pledged Assets specifically related to such Warehousing Advances, and does not entitle Borrowers to the release of any Collateral, including Collateral consisting of the proceeds of Pledged Assets described in Sections 3.3(e) or 3.3(f). To reduce interest payable by Borrowers, Credit Agent may apply Buydowns to Warehousing Advances outstanding under this Agreement in any order determined by Credit Agent in its sole discretion. Subject to the satisfaction of the conditions set forth in Sections 5.2(d) and 5.2(e) (which apply as if the requested reborrowing were a Warehousing Advance), Borrowers may, from the Closing Date to the Business Day immediately preceding the

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Warehousing Maturity Date, reborrow all or any portion of the Buydowns upon Notice to Credit Agent not later than (m) 1:00 p.m. on the Business Day immediately preceding the Business Day on which Borrowers desire to reborrow $10,000,000 or more or (n) 3:30 p.m. on the Business Day that Borrowers desire to reborrow an amount less than $10,000,000. If Credit Agent receives Buydowns or a combination of Buydowns and payments of Warehousing Advances that exceed the aggregate principal balance of the Warehousing Advances outstanding under this Agreement (“Excess Buydown”), as long as no Default or Event of Default exists, Borrowers may request that Credit Agent return all or any portion of an Excess Buydown upon Notice to Credit Agent not later than (y) 1:00 p.m. on the Business Day immediately preceding the Business Day on which Borrowers request the return of $10,000,000 or more or (z) 3:30 p.m. on the Business Day that Borrower requests the return of less than $10,000,000. Alternatively, Credit Agent may, in its sole discretion, return to Borrowers all or any portion of an Excess Buydown by causing the Funding Bank to credit the Operating Account in that amount. Credit Agent will notify each Lender not later than 1:00 p.m. on the Business Day of (i) a reborrowing of the Buydown, or (ii) the return of any Excess Buydown, and each Lender will make its Percentage Share of the (1) requested reborrowing, or (2) the Excess Buydown, available to Credit Agent in immediately available funds at the office of Credit Agent by 4:00 p.m. on that Business Day. Neither Credit Agent nor any Lender has any obligation to pay or provide to Borrowers any interest, dividends or other benefits on an Excess Buydown.

3.5.	Warehousing Commitment Fees

Borrowers must pay to each Lender, through Credit Agent, an annual non-refundable fee (“Warehousing Commitment Fee”) in the amount set forth in Exhibit I. The Warehousing Commitment Fee is payable in advance on the Closing Date and on each anniversary of the Closing Date. If any Lender increases its Warehousing Commitment Amount, or if the Warehousing Credit Limit is increased by an Additional Lender becoming a party to this Agreement, Borrowers will pay the prorated portion of the applicable Warehousing Commitment Fee on the amount of such increase or the amount of such Additional Lender’s Warehousing Commitment Amount from the effective date of such increase to the Warehousing Maturity Date. If, at any time, the Warehousing Maturity Date of any Commitment is extended, Borrowers will pay an additional Warehousing Commitment Fee in the prorated amount determined pursuant to the calculations set forth in Exhibit I from the day after the original Warehousing Maturity Date to the extended Warehousing Maturity Date. Borrowers are not entitled to a reduction in the amount of the Warehousing Comitment Fee if (a) the Warehousing Commitment Amount is reduced or (b) the Warehousing Commitment is terminated at the request of Borrowers or as a result of an Event of Default. Credit Agent’s determination of the Warehousing Comitment Fee for any period is conclusive and binding, absent manifest error.

3.6.	Agent’s Fee

Borrowers shall pay to Credit Agent, for its own account, such fees as shall be separately agreed between Borrowers and Credit Agent.

3.7.	Loan Package Fees, Wire Fees, Warehousing Fees

At the time of each Advance against an Eligible Asset, Borrowers will incur a loan package fee (“Loan Package Fee”) and a wire fee (“Wire Fee”). Loan Package Fees and Wire Fees may, at Credit Agent’s discretion, be billed separately or combined into a single warehousing fee (“Warehousing Fee”). Borrowers must pay all Loan Package Fees, Wire Fees or Warehousing Fees in the amount separately agreed between Borrowers and Credit Agent within 9 days after the date of Credit Agent’s invoice or, if applicable, within 2 days after the date of Credit Agent’s account analysis statement.

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3.8.	Miscellaneous Fees and Charges

Borrowers must reimburse Credit Agent for all Miscellaneous Fees and Charges. Borrowers must pay all Miscellaneous Fees and Charges within 9 days after the date of Credit Agent’s invoice or, if applicable, within 2 days after the date of Credit Agent’s account analysis statement.

3.9.	Method of Making Payments

3.9 (a)

Credit Agent shall, on or before the 5th Business Day of each month, deliver to Borrowers billings for interest due and payable on Advances, Agent’s Fees, Miscellaneous Charges and other fees and charges calculated through the end of the preceding month. On or before the 10th Business Day of each month, Borrowers will pay to Credit Agent the full amount of interest, fees and changes billed as described above.

3.9 (b)	All payments made on account of the Obligations shall be made by Borrowers to Credit Agent for distribution to Lenders, except for Balance Deficiency Fees, which shall be made directly to the applicable Lender, and fees and charges payable to Credit Agent for its own account. All payments made on account of the principal of and interest on the Warehousing Advances or Swingline Advances in which the Lenders have paid for their participations pursuant to Section 1.3 shall be distributed to the Lenders on a pro-rata basis. All payments made on account of the Obligations shall be made without setoff or counterclaim, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority, and must be received by Credit Agent by 4:00 p.m. on the day of payment, it being expressly agreed and understood that if a payment is received after 4:00 p.m. by Credit Agent such payment will be considered to have been made on the next succeeding Business Day and interest thereon shall be payable by Borrowers at the then applicable rate during such extension. No principal payments resulting from the sale of Pledged Mortgages or Pledged Securities shall be deemed to have been received by Credit Agent until Credit Agent has also received the Notice required under Section 4.3(f). All payments shall be made in lawful money of the United States of America in immediately available funds transferred via wire to the Cash Collateral Account. If any payment required to be made by Borrowers hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest shall be payable on Advances so extended at the then applicable rate during such extension.

3.9 (c)	All amounts received by Credit Agent on account of the Obligations (except amounts received in respect of fees, Miscellaneous Charges or expenses payable hereunder to Credit Agent for its own account, and amounts payable to RFC for Swingline Advances) shall be disbursed to the applicable Lenders by wire transfer by 12:00 noon on the Business Day after the date of receipt.

3.9 (d)	Without limiting any other right that Credit Agent or any Lender may have under applicable law or otherwise, while a Default or Event of Default exists, Borrowers authorize Credit Agent to cause the Funding Bank to charge Borrower’s Operating Account for any Obligations due and owing, without the necessity of prior demand or Notice from Credit Agent.

3.10.	Illegality

In the event that any Lender shall have determined (which determination shall be conclusive and binding absent manifest error) at any time that the introduction of, or any change in, any

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applicable law, rule, regulation, order or decree or in the interpretation or the administration thereof by any Person charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive (whether or not having the force of law) of any such Person, shall make it unlawful or impossible for such Lender to charge interest at the Balance Funded Rate based on Borrowers’ Eligible Balances as contemplated by this Agreement, then such Lender shall forthwith give Notice thereof to Credit Agent and Borrowers describing such illegality in reasonable detail. Upon the giving of such Notice, the obligation of such Lender to charge interest at the Balance Funded Rate based on Borrowers’ Eligible Balances shall be immediately suspended for the duration of such illegality and with respect to Advances bearing interest at the Balance Funded Rate, each such Advance of such Lender shall bear interest at the applicable Interest Rate described in Exhibit H. If and when such illegality ceases to exist, such Lender shall notify Credit Agent and Borrowers thereof and such suspension shall cease.

3.11.	Increased Costs; Capital Requirements

In the event any applicable law, order, regulation or directive issued by any governmental or monetary authority, or any change therein or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) by any governmental or monetary authority:

3.11 (a)	Does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Advances made hereunder, or change the basis of taxation on payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for change in the rate of tax on the overall gross or net income of such Lender by the jurisdiction in which such Lender principal office is located); or

3.11 (b)	Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, such Lender which are not otherwise included in the determination of the interest rate as calculated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining any Advance or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of such Lender or any Person controlling such Lender as it relates to credit facilities in the nature of that evidenced by this Agreement, then, in any such case, Borrowers shall promptly pay any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or reduced rate of return as determined by such Lender with respect to this Agreement or Advances made hereunder. If a Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall notify Borrowers through Credit Agent of the event by reason of which it has become so entitled and Borrowers shall pay such amount within 15 days thereafter. A certificate as to any additional amount payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender, through Credit Agent, to Borrowers shall be conclusive in the absence of manifest error.

3.12.	Withholding Taxes

3.12 (a)(1)

Any and all payments by Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed on it by any jurisdiction (excluding, in the case of each Lender and Credit Agent, (y) franchise taxes imposed on or measured by its income by the jurisdiction under the laws of which such Lender or Credit Agent, as the case may be, is organized or any political subdivision thereof, and, (z) if

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such Lender or Credit Agent is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by a United States Internal Revenue Service Form, taxes imposed on it by reason of any failure of such Lender or Credit Agent to deliver to Credit Agent or the Borrowers, from time to time as required by Credit Agent or Borrowers, such Form, completed in a manner reasonably satisfactory to Credit Agent or the Borrowers) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrowers shall be required by law to deduct any taxes from or in respect of any sum payable hereunder or under any Note to any Lender or Credit Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.12) such Lender or Credit Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(2)	Borrowers will indemnify each Lender and Credit Agent for the full amount of taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 3.12 paid by such Lender or Credit Agent (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or Credit Agent (as the case may be) makes written demand therefor.

(3)	Within 30 days after the date of any payment of taxes, Borrowers will furnish to Credit Agent the original or a certified copy of a receipt evidencing payment thereof.

(4)	Prior to the Closing Date, in the case of each Lender which is an original signatory hereto, and on the date of the assignment pursuant to which it becomes a Lender, in the case of each other Lender, and from time to time thereafter if requested by Borrowers or Credit Agent, each Lender organized under the laws of a jurisdiction outside the United States that is entitled to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide Credit Agent and Borrowers with an Internal Revenue Service Form W-8BEN or W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Lender’s entitlement to such exemption or reduced rate with respect to all payments to be made to such Lender hereunder and under the Notes. Unless Borrowers and Credit Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Credit Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

(5)	Any Lender claiming any additional amounts payable pursuant to this Section 3.12 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office to a jurisdiction in which such Lender already has a lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

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(6)	Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 3.12 shall survive the payment in full of principal and interest hereunder and under the Notes.

3.12 (b)	If Borrowers become obligated to pay additional amounts described in Section 3.12(a) as a result of any condition described in such Section and payment of such amount is demanded by any Lender, then unless a Default or an Event of Default shall have occurred and be continuing or such Lender has theretofore taken steps that will promptly remove or cure the conditions creating the cause for such obligation to pay such additional amounts, or has revoked such election, as the case may be, Borrowers may, on 10 Business Days’ prior written Notice to Credit Agent, who shall promptly send a copy of such notice to each Lender, cause such Lender to (and such Lender shall, upon payment in full of all amounts outstanding in respect of such Lender’s Advances, including accrued interest thereon, and all other amounts due and payable to such Lender hereunder) assign pursuant to Section 12.7 all of its rights and obligations under this Agreement to a Lender or other Person selected by Borrowers and reasonably acceptable to Credit Agent.

End of Article 3

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4.	COLLATERAL

4.1.	Grant of Security Interest

As security for the payment of the Notes and for the performance of all of Borrowers’ Obligations, Borrowers grant a security interest to Credit Agent, for the benefit of the Lenders, in all of Borrowers’ right, title and interest in and to the following described property, whether now owned or acquired after the date of this Agreement (“Collateral”):

4.1 (a)	All amounts advanced by Credit Agent to or for the account of Borrowers under this Agreement to fund a Mortgage Loan until that Mortgage Loan is closed and those funds disbursed.

4.1 (b)	All Mortgage Loans, including all Mortgage Notes, Mortgages and Security Agreements evidencing or securing those Mortgage Loans, (1) that are delivered or caused to be delivered to Credit Agent or any Lender (including delivery to a third party on behalf of Credit Agent), or that otherwise come into the possession, custody or control of Credit Agent or any Lender (including the possession, custody or control of a third party on behalf of Credit Agent) for the purpose of pledge, or (2) in respect of which Credit Agent has made an Advance under this Agreement (all of the foregoing, collectively, “Pledged Loans”).

4.1 (c)	All Agreements for Deed in respect of which Advances have been made under this Agreement (collectively, “Pledged Agreements for Deed”)

4.1 (d)	All Mortgage-backed Securities that are created in whole or in part on the basis of Pledged Loans or that are delivered or caused to be delivered to Credit Agent or any Lender (including delivery to a third party on behalf of Credit Agent), or that otherwise come into the possession, custody or control of Credit Agent or any Lender (including the possession, custody or control of a third party on behalf of Credit Agent) or that are registered by book-entry in the name of Credit Agent or any Lender (including registration in the name of a third party on behalf of Credit Agent), in each case for the purpose of pledge, or in respect of which an Advance has been made by Credit Agent under this Agreement (collectively, “Pledged Securities”).

4.1 (e)	All private mortgage insurance and all commitments issued by the VA or FHA to insure or guarantee any Pledged Loans; all Purchase Commitments held by Borrowers covering Pledged Loans or Pledged Securities, and all proceeds from the sale of Pledged Loans or Pledged Securities to Investors pursuant to those Purchase Commitments; and all personal property, contract rights, servicing rights or contracts and servicing fees and income or other proceeds, amounts and payments payable to Borrowers as compensation or reimbursement, accounts, payments, intangibles and general intangibles of every kind relating to Pledged Loans, Pledged Securities, Purchase Commitments, VA commitments or guaranties, FHA commitments, private mortgage insurance and commitments, and all other documents or instruments relating to Pledged Loans and Pledged Securities, including any interest of Borrowers in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Loans.

4.1 (f)

All accounts, payment intangibles and general intangibles owned by Borrowers (“Receivables”) for the payment of money against (1) VA under a VA Guaranty of, FHA or a private mortgage insurer under an FHA or private insurer’s mortgage insurance policy

Page 4-1

insuring payment of, or any other Person under any other agreement (including a Servicing Contract) relating to, all or part of a defaulted Mortgage Loan (A) repurchased by Borrowers from an investor or out of a pool of Mortgage Loans serviced by Borrowers or (B) being serviced by Borrowers, (2) obligors and their accounts, Fannie Mae, Freddie Mac, Ginnie Mae or any other investor under a Servicing Contract covering, or out of the proceeds of any sale of or foreclosure sale in respect of, any Mortgage Loan (A) repurchased by Borrowers out of a pool of Mortgage Loans serviced by Borrowers or (B) being serviced by Borrowers, in either case, for the reimbursement of real estate taxes or assessments, or casualty or liability insurance premiums, paid by Borrowers in connection with Mortgage Loans and (3) obligors and their accounts, or Fannie Mae, Freddie Mac, Ginnie Mae or any other investor under or in respect of any Mortgage Loans serviced by Borrowers for repayment of advances made by Borrowers to cover shortages in principal and interest payments.

4.1 (g)	All escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Collateral) and other information and data of Borrowers relating to the Collateral.

4.1 (h)	All cash delivered to or otherwise in the possession of Credit Agent or any Lender, the Funding Bank or Credit Agent’s agent, bailee or custodian or designated on the books and records of Borrowers as assigned and pledged to Credit Agent, including all cash deposited in the Cash Collateral Account and the Wire Disbursement Account.

4.1 (i)	All Hedging Arrangements related to the Collateral (“Pledged Hedging Arrangements”) and Borrowers’ accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that Credit Agent’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts applies only to benefits, including rights to payment, related to the Collateral.

4.1 (j)	All shares of the capital stock of UAMC Asset now owned or hereafter acquired by any Borrower (collectively, the “Pledged Shares”); all certificates representing the Pledged Shares; and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares.

4.1 (k)	All accounts, contract rights, payment intangibles and general intangibles related to the Collateral.

4.1 (l)	All cash and non-cash proceeds of the Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the Collateral, and all products and proceeds of the Collateral, together with whatever is receivable or received when the Collateral or proceeds of Collateral are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any cause of action affecting or relating to the Collateral or proceeds of Collateral.

4.2.	Maintenance of Collateral Records

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, each Borrower must preserve and maintain, at its respective chief executive office and principal place of business or in a regional office approved by Credit Agent, or in the office of a computer service bureau engaged

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by Borrowers and approved by Credit Agent and, upon request, make available to Credit Agent or Lenders, the originals, or copies in any case where the originals have been delivered to Credit Agent, Lenders or to an Investor, of its Mortgage Notes, Mortgages and Security Agreements included in Pledged Loans, its Agreements for Deeds, Mortgage-backed Securities delivered to Credit Agent as Pledged Securities, Purchase Commitments, and all related Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

4.3.	Release of Security Interest in Pledged Assets

4.3 (a)	Except as provided in Section 4.3(b), Credit Agent will release its security interest in Pledged Loans and Agreements for Deed only against payment to Credit Agent of the Release Amount in connection with those Pledged Loans and Agreements for Deed. If Pledged Loans are transferred to a pool custodian or an Investor for inclusion in a Mortgage Pool and Credit Agent’s security interest in the Pledged Loans included in the Mortgage Pool is not released before the issuance of the related Mortgage-backed Security, then that Mortgage-backed Security, when issued, is a Pledged Security, Credit Agent’s security interest continues in the Pledged Loans backing that Pledged Security and Credit Agent is entitled to possession of the Pledged Security in the manner provided in this Agreement.

4.3 (b)	If Pledged Loans are transferred to an Approved Custodian and included in an Eligible Mortgage Pool, Credit Agent’s security interest in the Pledged Loans included in the Eligible Mortgage Pool will be released upon the delivery of the Agency Security to Credit Agent (including delivery to or registration in the name of a third party on behalf of Credit Agent) and that Agency Security is a Pledged Security. Credit Agent’s security interest in that Pledged Security will be released only against payment to Credit Agent of the Release Amount in connection with the Mortgage Loans backing that Pledged Security.

4.3 (c)	Credit Agent has the exclusive right to possession of all Pledged Securities or, if Pledged Securities are issued in book-entry form or issued in certificated form and delivered to a clearing corporation (as that term is defined in the Uniform Commercial Code of Minnesota) or its nominee, Credit Agent has the right to have the Pledged Securities registered in the name of a securities intermediary (as that term is defined in the Uniform Commercial Code of Minnesota) in an account containing only customer securities and credited to an account of Credit Agent with respect to which Credit Agent is the entitlement holder. Credit Agent has no duty or obligation to deliver Pledged Securities to an Investor or to credit Pledged Securities to the account of an Investor or an Investor’s designee except against payment for those Pledged Securities. Borrowers acknowledge that Credit Agent may enter into one or more standing arrangements with securities intermediaries with respect to Pledged Securities issued in book entry form or issued in certificated form and delivered to a clearing corporation or its designee, under which the Pledged Securities are registered in the name of the securities intermediary, and Borrowers agree, upon request of Credit Agent, to execute and deliver to those securities intermediaries Borrowers’ written concurrence in any such standing arrangements.

4.3 (d)

As long as no Default or Event of Default exists or would occur as a result, Borrowers may redeem a Pledged Loan, a Pledged Security or an Agreement for Deed from Credit Agent’s security interest by notifying Credit Agent of its intention to redeem the Pledged Loan, Pledged Security or Agreement for Deed from pledge and either (1) paying, or causing an Investor to pay, to Credit Agent, for application as a prepayment on the principal balance of the Warehousing Notes, the Release Amount in connection with the

Page 4-3

Pledged Loan or the Pledged Loans backing that Pledged Security or the Agreement for Deed, or (2) delivering substitute Collateral that, in addition to being acceptable to Credit Agent in its sole discretion, will, when included with the remaining Collateral included in the calculation of Aggregate Warehousing Collateral Value, result in an Aggregate Warehousing Collateral Value that is at least equal to the aggregate outstanding Advances.

4.3 (e)	After a Default or Event of Default occurs, Credit Agent may, with no liability to Borrowers or any Person, continue to release its security interest in any Pledged Loan, Pledged Security or Pledged Agreement for Deed against payment of the Release Amount for that Pledged Loan, or for the Pledged Loans backing that Pledged Security or for that Pledged Agreement for Deed.

4.3 (f)	The amount to be paid by Borrowers to obtain the release of Credit Agent’s security interest in a Pledged Loan or Pledged Agreement for Deed (“Release Amount”) will be (1) in connection with the sale of a Pledged Loan or Pledged Agreement for Deed by Borrowers, the payment required in any bailee letter pursuant to which Credit Agent ships that Pledged Loan or Pledged Agreement for Deed to an Investor, Approved Custodian, pool custodian or other party, (2) in connection with the sale of a Pledged Loan or Pledged Agreement for Deed by Credit Agent while an Event of Default exists, the amount paid to Credit Agent in a commercially reasonable disposition of that Pledged Loan or Pledged Agreement for Deed and (3) otherwise, until an Event of Default occurs, the principal amount of the Warehousing Advance outstanding against the Pledged Loan or Pledged Agreement for Deed.

4.4.	Collection and Servicing Rights

4.4 (a)	If no Event of Default exists, Borrowers may service and receive and collect directly all sums payable to Borrowers in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral. All proceeds of any Purchase Commitment or any other sale of Collateral must be paid directly to the Cash Collateral Account for application as provided in this Agreement.

4.4 (b)	After an Event of Default, Credit Agent or its designee is entitled to service and receive and collect all sums payable to Borrowers in respect of the Collateral, and in such case (1) Credit Agent or its designee in its discretion may, in its own name, in the name of Borrowers or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but Credit Agent has no obligation to do so, (2) Borrowers must, if Credit Agent requests them to do so, hold in trust for the benefit of Credit Agent and immediately pay to Credit Agent at its office designated by Notice, all amounts received by Borrowers upon or in respect of any of the Collateral, advising Credit Agent as to the source of those funds and (3) all amounts so received and collected by Credit Agent will be held by it as part of the Collateral and applied by Credit Agent as provided in this Agreement.

4.5.	Return of Collateral at End of Warehousing Commitment

If (a) the Warehousing Commitment has expired or been terminated, and (b) no Advances, interest or other Obligations are outstanding and unpaid, Credit Agent will release its security interest and will deliver all Collateral in its possession to Borrowers at Borrowers’ expense. Borrowers’ acknowledgement or receipt for any Collateral released or delivered to Borrowers under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and Credit Agent is discharged from any liability or responsibility for that Collateral.

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4.6.	Delivery of Collateral Documents

4.6 (a)	Credit Agent may deliver documents relating to the Collateral to Borrowers for correction or completion under a Trust Receipt.

4.6 (b)	If no Default or Event of Default exists, upon delivery by Borrowers to Credit Agent of shipping instructions pursuant to the applicable Exhibit B, Credit Agent will deliver the Mortgage Notes evidencing Pledged Loans or Pledged Securities, together with all related loan documents and pool documents previously received by Credit Agent under the requirements of the applicable Exhibit B, to the designated Investor or Approved Custodian or to another party designated by Borrowers and acceptable to Credit Agent in its sole discretion.

4.6 (c)	If a Default or Event of Default exists, Credit Agent may, without liability to Borrowers or any other Person, continue to deliver Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in Credit Agent’s possession, to the applicable Investor, or Approved Custodian or to another party acceptable to Credit Agent in its sole discretion.

4.6 (d)	Upon receipt of Notice from Borrowers under Section 3.3(g), and payment of the Release Amount with respect to a Pledged Asset identified by Borrowers, Credit Agent will, at Borrowers’ request, release to Borrowers any Collateral Documents relating to the redeemed Pledged Asset or the Pledged Loans backing a Pledged Security that Credit Agent has in its possession and that have not been delivered to an Investor or Approved Custodian; provided, that Credit Agent shall, if requested by an Investor or Approved Custodian or consistent with past practices, provide the Collateral Documents for any Pledged Asset purchased to such Investor, and the Collateral Documents for any Pledged Loan backing Mortgage-backed Securities to the Approved Custodian.

4.7.	Borrowers Remain Liable

Anything herein to the contrary notwithstanding, Borrowers shall remain liable under each item of the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms thereof and any other agreement giving rise thereto, and in accordance with and pursuant to the terms and provisions thereof. Whether or not Credit Agent has exercised any rights in any of the Collateral, neither Credit Agent, nor any Lender shall have any obligation or liability under any of the Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by Credit Agent of any payment relating thereto, nor shall Credit Agent nor any Lender be obligated in any manner to perform any of the obligations of Borrowers under or pursuant to any of the Collateral (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any of the Collateral (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

4.8.	Further Assurance

Borrowers authorize Credit Agent to file any financing statements, and Borrowers agree to take whatever other actions are requested by Credit Agent to perfect and continue Credit Agent’s security interest in the Collateral. Borrowers will execute and cooperate with Credit Agent in obtaining from third parties control agreements in form satisfactory to Credit Agent with respect to collateral consisting of investment property, deposit accounts, letter-of-credit rights, and electronic chattel paper.

End of Article 4

Page 4-5

5.	CONDITIONS PRECEDENT

5.1.	Initial Advance

Lenders’ obligation to make Warehousing Advances is subject to the satisfaction, in the sole discretion of Credit Agent, of the following conditions precedent:

5.1 (a)	Credit Agent must receive the following, all of which must be satisfactory in form and content to Credit Agent, in its sole discretion:

(1)	The Notes and this Agreement duly executed by Borrowers.

(2)	The Lennar Undertaking, on the form prescribed by Credit Agent, duly executed by Lennar.

(3)	A certificate of UAMCLLC stating that there has been no change in either UAMCLLC ‘s articles of organization or operating agreement since those delivered in connection with the Existing Agreement.

(4)	Certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that UAMCLLC is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(5)	A resolution, consent or approval of all of the members of UAMCLLC authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by UAMCLLC under this Agreement.

(6)	A certificate as to the incumbency and authenticity of the signatures of the managers of UAMCLLC executing this Agreement and the other Loan Documents.

(7)	Assumed Name Certificates dated within 60 days of the date of this Agreement for any assumed name used by UAMCLLC in the conduct of its business.

(8)	A certificate of EHMI stating that there has been no change in either EHMI’s articles of incorporation or bylaws since those delivered in connection with the Existing Agreement.

(9)	Certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that EHMI is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(10)	A resolution of the board of directors of EHMI authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by EHMI under this Agreement.

(11)	A certificate as to the incumbency and authenticity of the signatures of the officers of EHMI executing this Agreement and the other Loan Documents.

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(12)	Assumed Name Certificates dated within 60 days of the date of this Agreement for any assumed name used by EHMI in the conduct of its business.

(13)	A certificate of EHMCA stating that there has been no change in either EHMCA’s articles of incorporation or bylaws since those delivered in connection with the Existing Agreement.

(14)	Certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that EHMCA is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(15)	A resolution of the board of directors of EHMCA authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by EHMCA under this Agreement.

(16)	A certificate as to the incumbency and authenticity of the signatures of the officers of EHMCA executing this Agreement and the other Loan Documents.

(17)	Assumed Name Certificates dated within 60 days of the date of this Agreement for any assumed name used by EHMCA in the conduct of its business.

(18)	A certificate of UAMCC stating that there has been no change in either UAMCC’s articles of incorporation or bylaws since those delivered in connection with the Existing Agreement.

(19)	Certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that UAMCC is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(20)	A resolution of the board of directors of UAMCC authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by UAMCC under this Agreement.

(21)	A certificate as to the incumbency and authenticity of the signatures of the officers of UAMCC executing this Agreement and the other Loan Documents.

(22)	Assumed Name Certificates dated within 60 days of the date of this Agreement for any assumed name used by UAMCC in the conduct of its business.

(23)	A certificate of UAMC Asset stating that there has been no change in either UAMC Asset articles of incorporation or bylaws since those delivered in connection with the Existing Agreement.

(24)	Certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that UAMC Asset is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(25)	A resolution of the board of directors of UAMC Asset authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by UAMC Asset under this Agreement.

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(26)	A certificate as to the incumbency and authenticity of the signatures of the officers of UAMC Asset executing this Agreement and the other Loan Documents.

(27)	Assumed Name Certificates dated within 60 days of the date of this Agreement for any assumed name used by UAMC Asset in the conduct of its business.

(28)	A certificate of UAMCP stating that there has been no change in either UAMCP’s articles of incorporation or bylaws since those delivered in connection with the Existing Agreement.

(29)	Certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that UAMCP is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(30)	A resolution of the board of directors of UAMCP authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by UAMCP under this Agreement.

(31)	A certificate as to the incumbency and authenticity of the signatures of the officers of UAMCP executing this Agreement and the other Loan Documents.

(32)	Assumed Name Certificates dated within 60 days of the date of this Agreement for any assumed name used by UAMCP in the conduct of its business.

(33)	A certificate of EHMLLC stating that there has been no change in either EHMLLC’s articles of organization or operating agreement since those delivered in connection with the Existing Agreement.

(34)	Certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that EHMLLC is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(35)	A resolution, consent or approval of all of the members of EHMLLC authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by EHMLLC under this Agreement.

(36)	A certificate as to the incumbency and authenticity of the signatures of the managers of EHMLLC executing this Agreement and the other Loan Documents.

(37)	Assumed Name Certificates dated within 60 days of the date of this Agreement for any assumed name used by EHMLLC in the conduct of its business.

(38)	A certificate of Lennar stating that there has been no change in either Lennar’s articles or certificate of incorporation or bylaws since those delivered in connection with the Existing Agreement,

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(39)	Certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that Lennar is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(40)	A resolution of the board of directors of Lennar, certified as of the date of the Agreement by its corporate secretary, authorizing the execution, delivery and performance of Lennar Undertaking, and all other agreements, instruments or documents to be delivered by Lennar under this Agreement.

(41)	A certificate as to the incumbency and authenticity of the signatures of the officers of Lennar executing Lennar Undertaking and all other agreements, instruments or documents to be delivered under this Agreement (Lender being entitled to rely on that certificate until a new incumbency certificate has been furnished to Lender).

(42)	A favorable written opinion of counsel to Borrowers and Lennar (or of separate counsel at the option of Borrowers and Lennar), addressed to Lenders and dated as of the date of this Agreement, covering such matters as Lenders may reasonably request.

(43)	Uniform Commercial Code, tax lien and judgment searches of the appropriate public records for each Borrower that do not disclose the existence of any prior Lien on the Collateral other than in favor of Credit Agent or as permitted under this Agreement.

(44)	Copies of the certificates, documents or other written instruments that evidence Borrowers’ eligibility described in Section 9.1, all in form and substance satisfactory to Credit Agent.

(45)	Copies of each Borrowers’ errors and omissions insurance policy or mortgage impairment insurance policy, and blanket bond coverage policy, or certificates in lieu of policies, showing compliance by each Borrower as of the date of this Agreement with the provisions of Section 7.9.

(46)	An agreement among each Borrower that is selling Loans to Fannie Mae, Credit Agent and Fannie Mae in which Fannie Mae agrees to send all cash proceeds of Mortgage Loans sold by such Borrower to Fannie Mae to the Cash Collateral Account, each in form and substance satisfactory to Credit Agreement.

(47)	Receipt by Credit Agent and Lenders of any fees due on the date of this Agreement.

(48)	An executed Electronic Tracking Agreement among Borrowers, Credit Agent and Mortgage Electronic Registration Systems, Inc. (“MERS”), and MERCORP, Inc., pursuant to which Credit Agent will have the authority to, among other things, withdraw Mortgages from the MERS system, if either the Mortgage Loan has been registered on the MERS system naming Borrowers as servicer or subservicer, or the Mortgage Loan has not yet been registered on the MERS system.

5.1 (b)

If, as of the date of this Agreement, any Borrower has any indebtedness for borrowed money to any of its managers, members or Affiliates or any director, officer or shareholder of any manager, member or Affiliate of any manager or member, which indebtedness, when added to all other such indebtedness of each Borrower, results in an aggregate amount of such indebtedness in excess of $35,000,000, the Person to

Page 5-4

whom that Borrower is indebted must have executed a Subordination of Debt Agreement, on the form prescribed by Credit Agent; and Credit Agent must have received an executed copy of that Subordination of Debt Agreement, certified by the secretary of the respective Borrower to be true and complete and in full force and effect as of the date of the Advance.

5.1 (c)	No Borrower must have incurred any material liabilities, direct or contingent, other than in the ordinary course of its business, since the Audited Statement Date.

5.2.	Each Advance

Lenders’ obligation to make each Warehousing Advance is subject to the satisfaction, in the sole discretion of Credit Agent, as of the date of each Advance, of the following additional conditions precedent:

5.2 (a)	Borrowers must have delivered to Credit Agent the applicable Warehousing Advance Request and Collateral Documents required by, and must have satisfied the procedures and substantive requirements set forth in, Article 2 and the Exhibits described in that Article. All items delivered to Credit Agent must be satisfactory to Credit Agent in form and content, and Credit Agent may reject any item that does not satisfy the requirements of this Agreement or any applicable Purchase Commitment.

5.2 (b)	Credit Agent must have received evidence satisfactory to it confirming the making or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments necessary to perfect the security interest of Credit Agent in the Collateral under the Uniform Commercial Code or other applicable law.

5.2 (c)	The representations and warranties of Borrowers contained in Article 6 and Article 9 and the representations and warranties of Lennar under the Lennar Undertaking must be accurate and complete in all material respects as if made on and as of the date of each Advance.

5.2 (d)	Borrowers must have performed all agreements to be performed by each of them under this Agreement, and after giving effect to the requested Advance, no Default or Event of Default will exist under this Agreement.

5.2 (e)	After giving effect to the requested Advance, the Advances outstanding under this Agreement will not exceed the lesser of (i) the Warehousing Credit Limit or (ii) the Aggregate Warehousing Collateral Value.

5.2 (f)	Lennar must have performed all agreements to be performed by it under the Lennar Undertaking.

Delivery of a Warehousing Advance Request by a Borrower will be deemed a representation by Borrowers that all conditions set forth in this Section have been satisfied as of the date of the Advance.

5.3.	Force Majeure

Notwithstanding Borrowers’ satisfaction of the conditions set forth in this Agreement, Credit Agent and Lenders have no obligation to make a Warehousing Advance, if Lenders or Credit Agent are prevented from obtaining the funds necessary to make an Advance, or are otherwise prevented from making an Advance as a result of (a) any fire, flood or other casualty, failure of power, strike,

Page 5-5

lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason beyond the control of Lenders or Credit Agent or (b) any bank’s (including the Funding Bank’s) failure to wire all or any portion of an Advance to the Person identified in the related Warehousing Advance Request as the intended mortgagor of the Mortgage Loan to be funded with such Advance (or portion of such Advance) if such failure did not directly result from (i) Lenders’ or Credit Agent’s failure to provide information with respect to such identified mortgagor to such bank within a reasonable time after Borrowers furnished such information to Lenders and Credit Agent in complete and proper form, or (ii) Lenders’ or Credit Agent’s failure to provide routine wire-release authorizations to such bank within a reasonable time after all other conditions precedent to such Advance were properly satisfied. Lenders and Credit Agent will make the requested Advance as soon as reasonably possible following the occurrence of such an event.

End of Article 5

Page 5-6

6.	GENERAL REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to Credit Agent and Lenders, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Advance, that:

6.1.	Place of Business

As of the Closing Date, and thereafter until Borrowers provide Credit Agent with Notice of any change:

6.1 (a)	UAMCLLC’s chief executive office and principal place of business is 311 Park Place Boulevard, 5th Floor, Clearwater, FL 33758.

6.1 (b)	EHMI’s chief executive office and principal place of business is 11000 NE 33rd Place, Suite 300, Bellevue, Washington 98004.

6.1 (c)	EHMCA’s chief executive office and principal place of business is 24896 Chrisanta Drive, Mission Viejo, CA 92691.

6.1 (d)	UAMCC’s chief executive office and principal place of business is 24896 Chrisanta Drive, Mission Viejo, CA 92691.

6.1 (e)	UAMC Asset’s chief executive office and principal place of business is 700 NW 107th Avenue, 3rd Floor, Miami, Florida 33173.

6.1 (f)	UAMCP’s chief executive office and principal place of business is 700 NW 107th Avenue, Miami, Florida 33172.

6.1 (g)	EHMLLC’s chief executive office and principal place of business is 11000 NE 33rd Place, Suite 300, Bellevue, Washington 98004.

From and after the time Borrower provides Lenders with Notice of any change of address, the new address shall remain the chief executive office and principal place of business of the applicable Borrower(s) until Notice of a subsequent change of address is given.

6.2.	Organization; Good Standing; Subsidiaries

UAMCLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full legal power and authority to own its property and to carry on its business as currently conducted. EHMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has the full legal power and authority to own its property and to carry on its business as currently conducted. EHMCA is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the full legal power and authority to own its property and to carry on its business as currently conducted. UAMCC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the full legal power and authority to own its property and to carry on its business as currently conducted. UAMC Asset is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the full legal power and authority to own its property and to carry on its business as currently conducted. UAMCP is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full legal power and authority to own its property and to carry on its business as currently conducted. EHMLLC is a

Page 6-1

limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full legal power and authority to own its property and to carry on its business as currently conducted. Each Subsidiary of each Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has the full legal power and authority to own its property and conduct its business as currently conducted. Each Borrower and each Subsidiary of each Borrower is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on Borrowers’ or the Subsidiaries’ business, operations, assets or financial condition as a whole. For the purposes of this Agreement, good standing includes qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which Borrower transacts business. As of the date of this Agreement, no Borrower has any Subsidiaries except as set forth on Exhibit D, which sets forth with respect to each Subsidiary, its name, address, place of incorporation, each state in which it is qualified as a foreign corporation, and the percentage ownership of its capital stock by the respective Borrower.

6.3.	Authorization and Enforceability

Each Borrower has the power and authority to execute, deliver and perform this Agreement, the Notes and the other Loan Documents to which Borrowers are party and to make the borrowings under this Agreement. The execution, delivery and performance by Borrowers of this Agreement, the Notes and the other Loan Documents to which Borrowers are party and the making of the borrowings under this Agreement and the Notes, have been duly and validly authorized by all necessary company action on the part of each Borrower (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not (a) conflict with or violate any provision of law, of any judgments binding upon any Borrower, or of the organizational documents of each Borrower, or (b) conflict with or result in a breach of, constitute a default or require any consent under, or result in or require the acceleration of any indebtedness of any Borrower under any agreement, instrument or indenture to which any Borrower is a party or by which any Borrower or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of any Borrower (other than the Lien on the Collateral granted under this Agreement). This Agreement, the Notes and the other Loan Documents to which Borrowers are party constitute the legal, valid and binding obligations of Borrowers, enforceable in accordance with their respective terms, except that enforceability may be limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights and general principles of equity.

6.4.	Authorization and Enforceability of Lennar Undertaking

Lennar has the power and authority to execute, deliver and perform the Lennar Undertaking. The Lennar Undertaking constitutes the legal, valid, and binding obligation of Lennar, enforceable in accordance with its terms, except that the enforceability may be limited by bankruptcy, insolvency or other such laws affecting creditors’ rights and general principles of equity.

6.5.	Approvals

The execution and delivery of this Agreement, the Notes and the other Loan Documents and the performance of each Borrower’s obligations under this Agreement, the Notes and the other Loan Documents and the validity and enforceability of this Agreement, the Notes and the other Loan Documents do not require any license, consent, approval or other action of any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) other than those that have been obtained and remain in full force and effect.

Page 6-2

6.6.	Financial Condition

The balance sheet of UAMCLLC (and its Subsidiaries, on a consolidated basis) as of each Statement Date, and the related statements of income, cash flows and changes in stockholders’ equity for the fiscal period ended on each Statement Date, previously furnished to Credit Agent, fairly present the financial condition of UAMCLLC (and its Subsidiaries) as at that Statement Date and the results of its operations for the fiscal period ended on that Statement Date. Each Borrower had, on each Statement Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of any Borrower except as previously disclosed to Credit Agent in writing. Those financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Audited Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of any Borrower, nor is any Borrower aware of any state of facts that (with or without notice or lapse of time or both) would or could result in any such material adverse change.

6.7.	Litigation

There are no actions, claims, suits or proceedings pending or, to any Borrower’s knowledge, threatened or reasonably anticipated against or affecting Borrowers or any Subsidiary of Borrowers in any court or before any arbitrator or before any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that, if adversely determined, may reasonably be expected to result in a material adverse change in any Borrower’s business, operations, assets or financial condition as a whole, or that would affect the validity or enforceability of this Agreement, the Notes or any other Loan Document.

6.8.	Compliance with Laws

No Borrower nor any Subsidiary of any Borrower is in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that could result in a material adverse change in any Borrower’s business, operations, assets or financial condition as a whole or that would affect the validity or enforceability of this Agreement, the Notes or any other Loan Document.

6.9.	Regulation U

No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Advance made under this Agreement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

6.10.	Investment Company Act

No Borrower is an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act.

Page 6-3

6.11.	Payment of Taxes

Each Borrower and each of their respective Subsidiaries has filed or caused to be filed all federal, state and local income, excise, property and other tax returns that are required to be filed with respect to the operations of Borrowers and their Subsidiaries, all such returns are true and correct and Borrowers and each of their Subsidiaries has paid or caused to be paid all taxes shown on those returns or on any assessment, to the extent that those taxes have become due, including all FICA payments and withholding taxes, if appropriate. The amounts reserved as a liability for income and other taxes payable in the financial statements described in Section 6.6 are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Borrowers and their Subsidiaries accrued for or applicable to the period and on the dates of those financial statements and all years and periods prior to those financial statements and for which Borrowers and their Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person. No tax Liens have been filed and no material claims are being asserted against any Borrower, any Subsidiary of any Borrower or any property of any Borrower or any Subsidiary of any Borrower with respect to any taxes, fees or charges.

6.12.	Agreements

No Borrower nor any Subsidiary of any Borrower is a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 6.6. No Borrower nor any Subsidiary of any Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in the Existing Agreement or in any other agreement, instrument, or indenture which default could result in a material adverse change in any Borrower’s business, operations, assets or financial condition as a whole. No holder of any indebtedness of any Borrower or of any of their respective Subsidiaries has given notice of any asserted default under that indebtedness, and no liquidation or dissolution of any Borrower or of any of their Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrowers or of any of their Subsidiaries or any of their properties is pending, or to the knowledge of Borrowers, threatened.

6.13.	Title to Properties

Each Borrower and each Subsidiary of each Borrower has good, valid, insurable and (in the case of real property) marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 6.6, except for those properties and assets that Borrowers have disposed of since the date of those financial statements either in the ordinary course of business or because they were no longer used or useful in the conduct of Borrowers’ or the respective Subsidiary’s business. All of Borrowers’ properties and assets are free and clear of all Liens except as disclosed in Borrowers’ financial statements.

6.14.	ERISA

Each Plan is in compliance with all applicable requirements of ERISA and the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code setting forth those requirements, except where any failure to comply would not result in a material loss to Borrowers or any ERISA Affiliate. All of the minimum funding standards or other contribution obligations applicable to each Plan have been satisfied. No Plan is a Multiemployer Plan or a defined-benefit pension plan subject to Title IV of ERISA.

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6.15.	No Retiree Benefits

Except as required under Section 4980B of the Internal Revenue Code, Section 601 of ERISA or applicable state law, no Borrower or any Subsidiary of any Borrower is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

6.16.	Assumed Names

No Borrower originates Mortgage Loans or otherwise conducts business under any names other than its legal name and the assumed names set forth on Exhibit G. Each Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Mortgage Loans or otherwise conducts business under any assumed name. To the best of Borrowers’ knowledge, each Borrower’s use of the assumed names set forth on Exhibit G does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by Borrowers to any other Person. Borrowers may amend Exhibit G to add or delete any assumed names used by Borrowers to conduct business. An amendment to Exhibit G to add an assumed name is not effective until Borrowers have delivered to Credit Agent an assumed name certificate in the jurisdictions in which the assumed name is to be used, which must be satisfactory in form and content to Credit Agent, in its sole discretion. In connection with any amendment to delete a name from Exhibit G, Borrowers represent and warrant that they have ceased using that assumed name in all jurisdictions.

6.17.	Servicing

Exhibit C is a true and complete list of Borrowers’ Servicing Portfolio. All of Borrowers’ Servicing Contracts are in full force and effect, and are unencumbered by Liens other than Liens disclosed in Exhibit C. No default or event that, with notice or lapse of time or both, would become a default, exists under any of Borrowers’ Servicing Contracts.

End of Article 6

Page 6-5

7.	AFFIRMATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrowers must:

7.1.	Payment of Obligations

Punctually pay or cause to be paid all Obligations, including the Obligations payable under this Agreement and the Notes, in accordance with their terms.

7.2.	Financial Statements

Deliver to Credit Agent and each Lender:

7.2 (a)	As soon as available and in any event within 45 days after the end of each fiscal quarter, other than the last fiscal quarter of UAMCLLC’s fiscal year, an interim statement of income of UAMCLLC (and its Subsidiaries, on a consolidated basis) for the immediately preceding fiscal quarter, and the related balance sheet as at the end of the immediately preceding fiscal quarter, all in reasonable detail, subject, however, to year-end audit adjustments.

7.2 (b)	As soon as available and in any event within 90 days after the end of each fiscal year of Borrowers, fiscal year-end statements of income, changes in members’ equity and cash flow of UAMCLLC (and its Subsidiaries, on a consolidated basis) for that year, and the related balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance satisfactory to Credit Agent and prepared by independent certified public accountants of recognized standing acceptable to Credit Agent and (2) any management letters, management reports or other supplementary comments or reports delivered by those accountants to any Borrower or its board of directors.

7.2 (c)	Together with each delivery of financial statements required by this Section, a Compliance Certificate for each Borrower substantially in the form of Exhibit E.

7.2 (d)	Copies of all regular or periodic financial and other reports that any Borrower files with the Securities and Exchange Commission or any successor governmental agency or other entity.

7.3.	Other Borrower Reports

Deliver to Credit Agent and each Lender:

7.3 (a)	If at any time Borrowers’ consolidated Servicing Portfolio exceeds $500,000,000, then as soon as available and in any event within 45 days after the end of each Calendar Quarter, a consolidated report (“Servicing Portfolio Report”) as of the end of the Calendar Quarter, as to all Mortgage Loans the servicing rights to which are owned by Borrowers (specified by investor type, recourse and non-recourse) regardless of whether the Mortgage Loans are Pledged Loans. The Servicing Portfolio Report must indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by Borrowers.

Page 7-1

7.3 (b)	With each Officer’s Certificate, a monthly status report on each Construction/Perm Mortgage Loan, including, without limitation, the loan number, mortgagor name(s), property address, general contractor name, completion status (percent completed or staged draw no. and brief description), estimated completion date (if completion date is behind schedule, then an explanation of delay), date of last on-site inspection, and Pledged Mortgage payment status.

7.3 (c)	Weekly or more frequently as Credit Agent may from time to time request, a commitment summary and pipeline report substantially in the form of Exhibit O (“Commitment Summary Report”) including a report on Borrower’s Weighted Average Committed Purchase Price for each type of Mortgage Loan owned by Borrowers and dated as of the close of business on the first Business Day of each week and provided to Credit Agent by facsimile by the close of business on the next succeeding Business Day.

7.3 (d)	As soon as available and in any event within 45 days after the end of each fiscal quarter, a consolidated loan production report as of the end of that fiscal quarter, presenting the total dollar volume and the number of Mortgage Loans originated and closed or purchased during that fiscal quarter and for the fiscal year-to-date, in form acceptable to Credit Agent in its sole discretion.

7.3 (e)	Upon request by Credit Agent or any Lender a copy of the most recent 10-Q and 10-K of Lennar filed with the Securities and Exchange Commission.

7.3 (f)	Other reports in respect of Pledged Assets, including copies of purchase confirmations issued by Investors purchasing Pledged Loans from Borrowers, in such detail and at such times as Credit Agent in its discretion may reasonably request.

7.3 (g)	With reasonable promptness, such further information regarding the business, operations, assets or financial condition of each Borrower as Credit Agent, or any Lender, through Credit Agent, may reasonably request, including copies of any audits completed by HUD, Ginnie Mae, Fannie Mae or Freddie Mac.

7.4.	Maintenance of Existence; Conduct of Business

Preserve and maintain each Borrower’s organizational existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, including its eligibility as lender, seller/servicer or issuer as described under Section 9.1; conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required for maintaining each Borrower’s eligibility as lender, seller/servicer or issuer as described under Section 9.1; and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement.

7.5.	Compliance with Applicable Laws

Comply with the requirements of all applicable laws, rules, regulations and orders of any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign), a breach of which could result in a material adverse change in each Borrower’s business, operations, assets, or financial condition as a whole or on the enforceability of this Agreement, the Notes, any other Loan Document or any Collateral, except where contested in good faith and by appropriate proceedings.

Page 7-2

7.6.	Inspection of Properties and Books; Operational Reviews

7.6 (a)	Permit Credit Agent, any Lender or any Participant (and their authorized representatives) to discuss the business, operations, assets and financial condition of each Borrower and their respective Subsidiaries with each Borrower’s officers, agents and employees, and to examine and make copies or extracts of each Borrower’s and their respective Subsidiaries’ books of account, all at such reasonable times and, as long as no Default or Event of Default has occurred and is continuing, on such reasonable Notice, as Credit Agent, any Lender or any Participant may request.

7.6 (b)	Provide its accountants with a copy of this Agreement promptly after its execution and authorize and instruct them to answer candidly all questions that the officers of Credit Agent, any Lender or any Participant or any authorized representatives of Credit Agent, any Lender or any Participant may address to them in reference to the financial condition or affairs of each Borrower and their respective Subsidiaries. As long as no Default or Event of Default has occurred and is continuing, Credit Agent or any Lender will provide Borrowers with advance notice of any such inquiry to Borrowers’ accountants. Each Borrower may have its representatives in attendance at any meetings held between the officers or other representatives of Credit Agent, any Lender or any Participant and each Borrower’s accountants under this authorization.

7.6 (c)	Permit Credit Agent, any Lender or any Participant (and their authorized representatives) access to each Borrower’s premises and records for the purpose of conducting a review of each Borrower’s general mortgage business methods, policies and procedures, auditing its loan files and reviewing the financial and operational aspects of such Borrower’s business.

7.7.	Notice

Give prompt Notice to Credit Agent of (a) any action, suit or proceeding instituted by or against any Borrower or any of its Subsidiaries in any federal or state court or before any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign), which action, suit or proceeding has at issue in excess of $1,000,000, or any such proceedings threatened against any Borrower or any of its Subsidiaries in writing containing the details of that action, suit or proceeding; (b) the filing, recording or assessment of any Lien for any federal, state or local taxes, assessments or other governmental charges against any Borrower, any of its Subsidiaries or any of their respective assets, other than a Lien for taxes, assessments or other governmental charges on real property securing or that previously secured an individual Mortgage Loan that is not a Pledged Loan; (c) an Event of Default; (d) a Default that continues for more than 4 days; (e) the suspension, revocation or termination of any Borrower’s eligibility, in any respect, as lender, seller/servicer or issuer as described under Section 9.1 or the suspension, revocation or termination of any other license or approval required for any Borrower to engage in the business of originating, acquiring and, if applicable, servicing Mortgage Loans; (f) the imposition of any other adverse regulatory or administrative action or sanction on or against Borrower by any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that could result in a material adverse change in any Borrower’s business, operations, assets or financial condition as a whole or that could affect the validity or enforceability of any Pledged Loan; (g) the transfer, loss, nonrenewal or termination of any Servicing Contracts to which any Borrower is a party, or which is held for the benefit of such Borrower, and the reason for that transfer, loss, nonrenewal or termination; (h) any Prohibited Transaction with respect to any Plan, specifying the nature of the Prohibited Transaction and what action such Borrower proposes to take with respect to it; and (i) any other action, event or condition of any nature that could lead to or result in a material adverse change in the business, operations, assets or financial condition of Borrowers or any of their respective Subsidiaries.

Page 7-3

7.8.	Payment of Debt, Taxes and Other Obligations

Pay, perform and discharge, or cause to be paid, performed and discharged, all of the obligations and indebtedness of each Borrower and its Subsidiaries, all taxes, assessments and governmental charges or levies imposed upon Borrowers or their respective Subsidiaries or upon their respective income, receipts or properties before those taxes, assessments and governmental charges or levies become past due, and all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could become a Lien or charge upon any of their respective properties or assets. Each Borrower and their respective Subsidiaries are not required to pay, however, any taxes, assessments and governmental charges or levies or claims for labor, materials or supplies for which such Borrower or its Subsidiaries have obtained an adequate bond or insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued and for which proper reserves have been created.

7.9.	Insurance

Maintain blanket bond coverage and errors and omissions insurance or mortgage impairment insurance, with such companies and in such amounts as satisfy prevailing requirements applicable to a lender, seller/servicer or issuer as described under Section 9.1, and liability insurance and fire and other hazard insurance on its properties, in each case with responsible insurance companies acceptable to Credit Agent, in such amounts and against such risks as is customarily carried by similar businesses operating in the same location. Within 30 days after Notice from Credit Agent, obtain such additional insurance as Credit Agent may reasonably require, all at the sole expense of Borrowers. Copies of such policies must be furnished to Credit Agent without charge upon request of Credit Agent.

7.10.	Closing Instructions

Indemnify and hold Credit Agent and Lenders harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or attorney to comply with any Borrower’s disbursement or instruction letter relating to any Mortgage Loan. Credit Agent has the right to pre-approve Borrowers’ choice of title insurance company, agent or attorney and Borrowers’ disbursement or instruction letter to them in any case in which Borrowers intend to obtain a Warehousing Advance against the Mortgage Loan to be created at settlement or to pledge that Mortgage Loan as Collateral under this Agreement.

7.11.	Subordination of Certain Indebtedness

Cause any indebtedness of any Borrower for borrowed money to any member, manager or Affiliate or any shareholder, director or officer of any manager, member or Affiliate of Borrower, which indebtedness, when added to all other such indebtedness of each Borrower, results in an aggregate amount of such indebtedness in excess of $35,000,000, to be subordinated to the Obligations by the (a) execution and delivery to Credit Agent of a Subordination of Debt Agreement, on the form prescribed by Credit Agent, certified by the corporate secretary of that Borrower to be true and complete and in full force and effect and (b) delivery to Credit Agent of the original promissory note evidencing such indebtedness.

7.12.	Other Loan Obligations

Perform all material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which any Borrower is bound or to which any of its property is subject, and promptly notify Credit Agent in writing of a declared default under or the termination, cancellation, reduction or nonrenewal of any of its other lines of credit or agreements with any other lender. Exhibit F is a true and complete list of all such lines of credit or agreements as of the date of this Agreement. Borrowers must give Credit Agent at least 30 days Notice before entering into any additional lines of credit or agreements.

Page 7-4

7.13.	ERISA

Maintain (and cause each ERISA Affiliate to maintain) each Plan in compliance with all material applicable requirements of ERISA and of the Internal Revenue Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Internal Revenue Code, and not itself or permit any ERISA Affiliate to, (a) engage in any transaction in connection with which any Borrower or any ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code, in either case in an amount exceeding $25,000 or (b) fail to make full payment when due of all amounts that, under the provisions of any Plan, any Borrower or any ERISA Affiliate is required to pay as contributions to that Plan, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $25,000.

7.14.	Use of Proceeds of Advances

Use the proceeds of each Advance solely for the purpose of funding Eligible Assets and against the pledge of those Eligible Assets as Collateral or, in the case of Advances against Foreclosure Mortgage Loans and Foreclosure Claim Receivables, repaying Advances outstanding against or repurchase obligations with respect to the related Mortgage Loans.

End of Article 7

Page 7-5

8.	NEGATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrowers must not, either directly or indirectly, without the prior written consent of Credit Agent:

8.1.	Contingent Liabilities

Assume, guarantee, endorse or otherwise become contingently liable for the obligation of any Person (including any Subsidiary that is not a Borrower), except (a) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (b) for obligations arising in connection with the sale of Mortgage Loans without credit recourse (but subject to recourse for breaches of normal representations, warranties and other provisions) in the ordinary course of Borrowers’ business, obligations arising in connection with the sale of Mortgage Loans without credit recourse (but subject to recourse for breaches of normal representations, warranties and other provisions) to UAMC Capital in connection with the UAMC Capital Warehousing Facility, and other contingent liabilities in an aggregate amount not greater than $10,000,000.

8.2.	Restrictions on Fundamental Changes

8.2 (a)	Consolidate, merge or enter into any analogous reorganization or transaction with any Person, except that any Borrower may merge with another Borrower and any Borrower may enter into a merger if the surviving corporation will be a wholly-owned Subsidiary of UAMCLLC.

8.2 (b)	Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

8.2 (c)	Cease actively to engage in the business of originating or acquiring Mortgage Loans or, if applicable, servicing Mortgage Loans, or make any other material change in the nature or scope of the business in which each Borrower engages as of the date of this Agreement.

8.2 (d)	Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of each Borrower’s business or assets, whether now owned or acquired after the Closing Date, other than, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement, sales of (1) Mortgage Loans, (2) Mortgage-backed Securities and (3) Servicing Contracts.

8.2 (e)	Change its name or jurisdiction of incorporation or formation without providing 30 days prior written notice to Credit Agent.

8.3.	Deferral of Subordinated Debt

Pay any Subordinated Debt of any Borrower in advance of its stated maturity or, after a Default or Event of Default under this Agreement has occurred, make any payment of any kind on any Subordinated Debt of any Borrower until all of the Obligations have been paid and performed in full and any applicable preference period has expired.

Page 8-1

8.4.	Loss of Eligibility, Licenses or Approvals

Take any action, or fail or omit to take any action, that would (a) cause any Borrower to lose all or any part of its status as an eligible lender, seller/servicer or issuer as described under Section 9.1 or all or any part of any other license or approval required for any Borrower to engage in the business of originating, acquiring and, if applicable, servicing Mortgage Loans or (b) result in the imposition of any other adverse regulatory or administrative action or sanction on or against any Borrower by any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that could result in a material adverse change in any Borrower’s business, operations, assets or financial condition as a whole or that could affect the validity or enforceability of any Pledged Loan.

8.5.	Accounting Changes

Make, or permit any Subsidiary of any Borrower to make, any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary of any Borrower.

8.6.	Leverage Ratio

Permit UAMCLLC’s Leverage Ratio at any time to exceed 10 to 1.

8.7.	Minimum Tangible Net Worth

Permit UAMCLLC’s Tangible Net Worth at any time to be less than (i) $25,000,000, as long as Lennar’s long term debt ratings are the equivalent of BBB- or higher, or (ii) $75,000,000, if at any time any two of Fitch, S&P or Moody’s downgrades Lennar’s long term debt rating to less than the equivalent of BBB-.

8.8.	Minimum Modified Tangible Net Worth

Permit UAMCLLC’s Modified Tangible Net Worth at any time to be less than $100,000,000.

8.9.	Distributions to Members

Make any distributions to UAMCLLC’s or EHMLLC’s Members or EHMI’s, EHMCA’s, UAMCC’s, UAMC Asset’s or UAMCP’s shareholders (including any purchase or redemption of stock) if a Default or Event of Default exists or would occur as a result of the dividend or distribution.

8.10.	Transactions with Affiliates

Directly or indirectly (a) make any loan, advance, extension of credit or capital contribution to any of Borrowers’ Affiliates, except (i) any Borrower may make loans, advances, extensions of credit or capital contributions to another Borrower, (ii) UAMCLLC may make loans to Lennar and Lennar Financial Services, LLC, and (iii) Borrowers may make additional loans, advances, extensions of credit and capital contributions to Affiliates in an aggregate amount at any time outstanding not in excess of $30,000,000, in each case (i), (ii) and (iii) above, as long as no Default or Event of Default exists or would occur as a result of such actions, (b) sell, transfer, pledge or assign any of its assets to or on behalf of those Affiliates, except for sales and repurchases of Mortgage Loans to and from UAMC Capital (which may be evidenced by appropriate intercompany accounting entries) in connection with the UAMC Capital Warehousing Facility, or (c) pay management fees to or on behalf of those Affiliates.

Page 8-2

8.11.	Recourse Servicing Contracts

Acquire or enter into Servicing Contracts under which Borrowers must repurchase or indemnify the holder of the Mortgage Loans as a result of defaults on the Mortgage Loans at any time during the term of those Mortgage Loans (but subject to recourse for breaches of normal representations, warranties and other provisions), if the aggregate principal amount of Mortgage Loans serviced pursuant to such Servicing Contracts would exceed by all Borrowers $250,000,000.

8.12.	Limitation on Liens.

Create, incur, assume or permit to exist any Lien with respect to any property now owned or hereafter acquired by any Borrower or any Subsidiary, or any income or profits therefrom, except (a) the security interests granted to Credit Agent, for the benefit of Lenders, under the Loan Documents; (b) Liens described on Exhibit L; (c) Liens in connection with deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of any Borrower or any Subsidiary; (d) Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (e) encumbrances consisting of zoning regulations, easements, rights of way, survey exceptions and other similar restrictions on the use of real property and minor irregularities in title thereto which do not materially impair their use in operation of its business; (f) contingent Liens on office equipment arising under leases of office space; (g) Liens on equipment to secure Debt incurred to finance the acquisition of such Equipment, including, without limitations, capitalized leases, (h) Liens incurred in connection with gestation agreements with respect to the property described in the definition of such term, and (i) other Liens, provided the Debt secured by such Liens is permitted pursuant to Section 8.13.

8.13.	Limitation on Debt.

Incur or permit to remain outstanding any Debt other than (a) Debt incurred under this Agreement, (b) Debt described on Exhibit M hereto, (c) Debt incurred to finance the acquisition by any Borrower or a Subsidiary of equipment used in the ordinary course of its business, (d) Debt incurred under gestation agreements, (e) current liabilities, not overdue unless contested in good faith, incurred by any Borrower or any Subsidiary otherwise than for borrowed money, (f) deferred taxes arising from capitalized excess servicing fees and capitalized servicing rights, (g) Subordinated Debt, (h) Debt arising under Hedging Arrangements, and (i) other Debt in an aggregate amount at any time outstanding of not more than $50,000,000.

End of Article 8

Page 8-3

9.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

9.1.	Special Representations and Warranties Concerning Eligibility as Seller/Servicer of Mortgage Loans

Borrowers represent and warrant to Credit Agent and Lenders, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that each Borrower is approved and qualified and in good standing as a lender, seller/servicer or issuer, as set forth below, and meets all requirements applicable to its status as such:

9.1 (a)	UAMCLLC is approved and qualified and in good standing as a lender or seller/servicer, as set forth below, and meets all requirements applicable to its status as:

(i)	A HUD-approved non-supervised mortgagee, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

(ii)	A Ginnie Mae-approved seller/servicer of Mortgage Loans and issuer of Mortgage-backed Securities guaranteed by Ginnie Mae.

(iii)	A lender in good-standing under the VA loan guarantee program eligible to originate, purchase, hold, sell and service VA-guaranteed Mortgage Loans.

(iv)	A Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae.

(v)	A Freddie Mac-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac.

(vi)	An RFC-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Loans to be sold to RFC.

9.1 (b)	EHMI is approved and qualified and in good standing as a lender or seller/servicer, as set forth below, and meets all requirements applicable to its status as:

(i)	A HUD-approved non-supervised mortgagee, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

(ii)	A Ginnie Mae-approved seller/servicer of Mortgage Loans and issuer of Mortgage-backed Securities guaranteed by Ginnie Mae.

(iii)	A lender in good-standing under the VA loan guarantee program eligible to originate, purchase, hold, sell and service VA-guaranteed Mortgage Loans.

(iv)	A Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae.

(v)	A Freddie Mac-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac.

(vi)	An RFC-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Loans to be sold to RFC.

Page 9-1

9.1 (c)	EHMCA is approved and qualified and in good standing as a lender or seller/servicer, as set forth below, and meets all requirements applicable to its status as:

(i)	A HUD-approved non-supervised mortgagee, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

(ii)	A lender in good-standing under the VA loan guarantee program eligible to originate, purchase, hold, sell and service VA-guaranteed Mortgage Loans.

9.1 (d)	UAMCC is approved and qualified and in good standing as a lender or seller/servicer, as set forth below, and meets all requirements applicable to its status as:

(i)	A HUD-approved non-supervised mortgagee, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

(ii)	A lender in good-standing under the VA loan guarantee program eligible to originate, purchase, hold, sell and service VA-guaranteed Mortgage Loans.

9.1 (e)	UMACP is approved and qualified and in good standing as a lender or seller/servicer, as set forth below, and meets all requirements applicable to its status as:

(iii)	A HUD-approved non-supervised mortgagee, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

(iv)	A lender in good-standing under the VA loan guarantee program eligible to originate, purchase, hold, sell and service VA-guaranteed Mortgage Loans.

9.1 (f)	EHMLLC is approved and qualified and in good standing as a lender or seller/servicer, as set forth below, and meets all requirements applicable to its status as:

(iii)	A HUD-approved non-supervised mortgagee, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

(iv)	A Ginnie Mae-approved seller/servicer of Mortgage Loans and issuer of Mortgage-backed Securities guaranteed by Ginnie Mae.

(v)	A lender in good-standing under the VA loan guarantee program eligible to originate, purchase, hold, sell and service VA-guaranteed Mortgage Loans.

(vi)	A Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae.

(vii)	A Freddie Mac-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac.

(viii)	A lender in good-standing under the VA loan guarantee program eligible to originate, purchase, hold, sell and service VA-guaranteed Mortgage Loans.

9.2.	Special Representations and Warranties Concerning Warehousing Collateral

Each Borrower represents and warrants to Credit Agent and Lenders, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Advance, that:

Page 9-2

9.2 (a)	No Borrower has selected the Collateral in a manner so as to affect adversely Lenders’ interests.

9.2 (b)	Borrowers are the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted under this Agreement) of the Pledged Assets. All Pledged Assets and related Purchase Commitments have been duly authorized and validly issued to Borrowers, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Credit Agent, subject to no other Liens.

9.2 (c)	Each Borrower has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

9.2 (d)	Each Mortgage Loan and each related document included in the Pledged Loans (1) has been duly executed and delivered by the parties to that Mortgage Loan and that related document, (2) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (3) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the mortgagor under the Mortgage Loan or any other obligor on the Mortgage Note, (4) has not been modified, amended or any requirements of which waived, except in writing that is part of the Collateral Documents, and (5) is an Eligible Asset as described on Exhibit H.

9.2 (e)	Each Pledged Loan is secured by a Mortgage, and each Pledged Agreement for Deed constitutes a Lien, on real property and improvements located in one of the states of the United States or the District of Columbia.

9.2 (f)	Except for open-ended Second Mortgage Loans, Construction/Perm Mortgage Loans and Third Party Builder Construction Mortgage Loans, each Pledged Loan has been closed or will be closed and funded with the Advance made against it.

9.2 (g)	Each First Mortgage Loan is secured by a First Mortgage on the real property and improvements described in or covered by that Mortgage.

9.2 (h)	Each First Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of Investors purchasing those Mortgage Loans.

9.2 (i)	Each Second Mortgage Loan is secured by a Second Mortgage on the real property and improvements described in or covered by that Mortgage.

9.2 (j)	To the extent required by the related Purchase Commitment or by Investors generally for similar Mortgage Loans, each Second Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of Investors purchasing those Mortgage Loans.

9.2 (k)	Each First Mortgage Loan has been evaluated or appraised in accordance with Title XI of FIRREA.

9.2 (l)	Each Second Mortgage Loan has been evaluated or appraised in accordance with industry standards for Investors providing Purchase Commitments for and purchasing those Mortgage Loans.

Page 9-3

9.2 (m)	The Mortgage Note for each Pledged Loan is (1) payable or endorsed to the order of Borrower, (2) an “instrument” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions and (3) is denominated and payable in United States dollars.

9.2 (n)	No default has existed for 60 days or more under any Mortgage Loan included in the Pledged Loans, except for a Foreclosure Mortgage Loan, or under any Pledged Agreement for Deed.

9.2 (o)	No party to an Eligible Asset or any related document is in violation of any applicable law, rule or regulation that would impair the collectibility of the Eligible Asset or the performance by the mortgagor or any other obligor of its obligations under the Eligible Asset or any related document.

9.2 (p)	No party involved in the origination of a Pledged Asset, including the originator, broker, title company or appraiser, was named on the version of the Exclusionary List in effect on the date of the Mortgage Note for that particular Mortgage Loan.

9.2 (q)	All fire and casualty policies covering the real property and improvements encumbered by each Mortgage included in the Pledged Loans and each Pledged Agreement for Deed (1) name and will continue to name a Borrower and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect and (3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance generally available.

9.2 (r)	Pledged Loans and Pledged Agreements for Deed secured by real property and improvements located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program.

9.2 (s)	The real property and improvements securing each Pledged Asset are free of damage or waste and are in good repair, and no improvement located on or being a part of such real property violates any applicable zoning law or regulation.

9.2 (t)	No notice of any partial or total condemnation has been given with respect to the real property and improvements securing any Pledged Asset.

9.2 (u)	Each Pledged Loan against which an Advance has been or will be made on the basis of a Purchase Commitment meets all of the requirements of that Purchase Commitment, and each Pledged Security against which an Advance is outstanding meets all of the requirements of the related Purchase Commitment.

9.2 (v)	Pledged Loans that are intended to be exchanged for Agency Securities comply or, prior to the issuance of the Agency Securities will comply, with the requirements of any governmental instrumentality, department or agency issuing or guaranteeing the Agency Securities.

9.2 (w)	Pledged Loans that are intended to be used in the formation of Mortgage-backed Securities (other than Agency Securities) comply with the requirements of the issuer of the Mortgage-backed Securities (or its sponsor) and of the Rating Agencies.

9.2 (x)	The original assignments of Mortgage delivered to Credit Agent for each Pledged Loan and Pledged Agreement for Deed are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

Page 9-4

9.2 (y)	None of the mortgagors, guarantors or other obligors of any Pledged Asset is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.2 (z)	No Pledged Loan is a Discontinued Loan.

9.2 (aa)	Each Pledged Asset secured by real property to which a Manufactured Home is affixed will create a valid Lien on that Manufactured Home that will have priority over any other Lien on the Manufactured Home, whether or not arising under applicable real property law.

9.3.	Special Affirmative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, each Borrower will:

9.3 (a)	Warrant and defend the right, title and interest of Credit Agent and Lenders in and to the Collateral against the claims and demands of all Persons.

9.3 (b)	Service or cause to be serviced all Pledged Loans in accordance with the standard requirements of the issuers of Purchase Commitments covering them and all applicable HUD, Fannie Mae and Freddie Mac requirements, including taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans. Service or cause to be serviced all Mortgage Loans backing Pledged Securities in accordance with applicable governmental requirements and requirements of issuers of Purchase Commitments covering them. Hold all escrow funds collected in respect of Pledged Loans and Mortgage Loans backing Pledged Securities in trust, without commingling the same with non-custodial funds, and apply them for the purposes for which those funds were collected.

9.3 (c)	Execute and deliver to Credit Agent with respect to the Collateral those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by Credit Agent, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Credit Agent under this Agreement.

9.3 (d)	Notify Credit Agent within 2 Business Days of any default under, or of the termination of, any Purchase Commitment relating to any Pledged Loan, Eligible Mortgage Pool, or Pledged Security.

9.3 (e)	Promptly comply in all respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions of or to all Purchase Commitments. Deliver or cause to be delivered to the Investor the Pledged Loans and Pledged Securities to be sold under each Purchase Commitment not later than the mandatory delivery date of the Pledged Loans or Pledged Securities under the Purchase Commitment.

9.3 (f)	Compare the names of every mortgagor, guarantor and other obligor of every Mortgage Loan, together with appropriate identifying information concerning those Persons obtained by any Borrower, against every Restriction List, and make certain that none of the mortgagors, guarantors or other obligors of any Mortgage Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

Page 9-5

9.3 (g)	Prior to the origination by any Borrower of any Mortgage Loans for sale to Fannie Mae, enter into an agreement among such Borrower, Lender and Fannie Mae, pursuant to which Fannie Mae agrees to send all cash proceeds of Mortgage Loans sold by such Borrower to Fannie Mae to the Cash Collateral Account.

9.3 (h)	Prior to the origination by any Borrower of any Mortgage Loan to be registered on the MERS system, obtain the approval of Credit Agent and enter into an Electronic Tracking Agreement.

9.4.	Special Negative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, no Borrower will, either directly or indirectly, without the prior written consent of Credit Agent:

9.4 (a)	Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Asset, except in a manner consistent with the terms of the related Purchase Commitment, if applicable, and any FHA Insurance policy or VA guaranty.

9.4 (b)	Sell, transfer or assign, or grant any option with respect to, or pledge (except under this Agreement and, with respect to each Pledged Asset, the related Purchase Commitment) any of the Collateral or any interest in any of the Collateral.

9.4 (c)	Make any compromise, adjustment or settlement in respect of any of the Collateral or accept any consideration other than cash in payment or liquidation of the Collateral.

9.4 (d)	Cause UAMC Asset to issue any stock or other securities in addition to or in substitution for the Pledged Shares, except to UAMCLLC, and UAMCLLC will pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of UAMC Asset.

9.5.	Special Affirmative Covenants Concerning Construction/Perm Mortgage Loans and Third-Party Builder Construction Mortgage Loans

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, each Borrower will:

9.5 (a)	Prior to the submission of a request for an initial Warehousing Advance against a Third Party Builder Construction Mortgage Loan, Borrowers reviewed the financial and business ability of the builder to complete the improvements to the premises encumbered by a Pledged Mortgage in a timely and cost efficient manner.

9.5 (b)	Notify Credit Agent within 2 Business Days of the following events: (1) a lien filed against premises encumbered by a Pledged Mortgage and not removed within 15 days of the filing, (2) a Pledged Mortgage being out of balance with the Cost Breakdown and not brought back in balance by the mortgagor within 15 days after such determination by such Borrower, and (3) any damage or destruction of the premises encumbered by a Pledged Mortgage.

Page 9-6

9.6.	Special Representations Concerning Construction/Perm Mortgage Loans and Third Party Builder Construction Mortgage Loans

Borrowers represent and warrant to Credit Agent and Lenders, as of the date of this Agreement and as of the date of each Advance Request, that:

9.6 (a)	Each Construction/Perm Mortgage Loan and Third Party Builder Construction Loan included in the Pledged Loans (1) has an American Land Title Association Lender’s construction loan policy or commitment, (2) has “all risk” builder’s insurance and workers’ compensation insurance, (3) has a survey prepared and certified by a duly registered surveyor or title company showing no encroachments of the improvements or the proposed improvements to be constructed on the premises encumbered by the Pledged Loan on to other lands or easements or restrictions, unless such encroachments have been insured over or are acceptable to the Investor, (4) has building permits and all necessary licenses and approvals for the construction of the improvements on the premises encumbered by the Pledged Loan, (5) has a “as completed” appraisal, (6) has a fixed price general contract issued by a licensed contractor, and (7) has all necessary utilities available to the premises encumbered by the Pledged Loan.

9.6 (b)	Prior to the initial Advance against a Construction/Perm Mortgage Loan or a Third Party Builder Construction Mortgage Loan included in the Pledged Loans, Borrowers shall have received (1) a Cost Breakdown, (2) a draw schedule, and (3) an inspection report.

9.6 (c)	Prior to each Advance against a Construction/Perm Mortgage Loan or a Third Party Builder Construction Mortgage Loan included in the Pledged Loans, Borrowers (i) shall have received (A) an inspection report confirming completion of the work for which such Advance is being requested and the Total Hard Costs are adequate to complete the improvements and (B) invoices for each soft cost reimbursement for which such Advance is being requested, and (ii) shall not have received a notice of intent to assert a Lien from any contract, subcontractor, material supplier or other Person.

9.6 (d)	Prior to the final Advance against a Construction/Perm Mortgage Loan or a Third Party Builder Construction Mortgage Loan included in the Pledged Loans, Borrowers shall have received, (1) a final inspection report or certificate of occupancy confirming completion of all work in accordance with the plans and specifications, (2) final lien waivers, (3) final certificate of appraiser that the premises encumbered by the Pledged Loan equals the As Completed Appraised Value, and (4) a datedown endorsement from the title insurance company showing clear title as of the date of disbursement of such Advance.

9.6 (e)	Within 15 days after the final Advance against a Construction/Perm Mortgage Loan or a Third Party Builder Construction Mortgage Loan included in the Pledged Loan, Borrowers shall receive any Mortgage Note modification or modified Mortgage Note delivered in connection with a Construction/Perm Mortgage Loan and a Mortgage Note or Wet Settlement package evidencing a Mortgage Loan which refinances a related Mortgage Loan.

9.7.	Special Representations and Warranties Concerning Receivables

Borrowers hereby represent and warrant to Credit Agent and Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance that:

9.7 (a)	Borrowers are the legal and equitable owners and holders, free and clear of all Liens (other than Liens granted hereunder) of the Receivables, and the Receivables have been and will continue to be subject to a security interest in favor of the Credit Agent, subject to no other Liens.

Page 9-7

9.7 (b)	Borrowers have, and will continue to have, the full right, power and authority to grant a security interest in the Receivables to the Credit Agent.

9.7 (c)	Each Receivable is a valid, enforceable right to retain amounts received from obligors under Mortgage Loans serviced by Borrowers, or a valid, enforceable right to payment from Fannie Mae, Freddie Mac, Ginnie Mae, VA, FHA or a private mortgage insurer, is currently due, and as to which no condition exists that will impair or materially delay payment thereof.

9.7 (d)	To the best of Borrowers’ knowledge, with respect to any Receivables, the mortgagor who is liable for payments that will be applicable to such Receivables, or Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA or the private mortgage insurer, obligated thereon, has no defense, setoff, claim or counterclaim against Borrowers which can be asserted against the Credit Agent, whether in any proceeding to enforce the Credit Agent’s security interest in such Receivable or otherwise.

9.7 (e)	Except for the Acknowledgment Agreements, to the extent required, no consent of any Person is required for the grant of a security interest in the Receivables to the Credit Agent, and no consent will need to be obtained upon the occurrence of an Event of Default for the Credit Agent to exercise its rights with respect to any of the Receivables.

9.8.	Special Representations Concerning Pledged Shares

Borrowers hereby represent and warrant to Credit Agent and Lenders, as of the date of this Agreement and as of the date of each Advance Request for an Advance and the making of each such Advance, that:

9.8 (a)	UAMCLLC has title to the Pledged Shares and will have title to all further Pledged Shares hereafter issued, free of all Liens except the security interest in favor of the Credit Agent.

9.8 (b)	UAMCLLC has full power and authority to subject the Pledged Shares to the security interest created hereby.

9.8 (c)	No financing statement covering all or part of the Pledged Shares is on file in any public office (except for any financing statements filed by the Credit Agent).

9.8 (d)	The Pledged Shares have been duly authorized and validly issued by UAMC Asset and are fully paid and non-assessable. The certificates representing the Pledged Shares are genuine. The Pledged Shares are not subject to any offset or similar right or claim of the issuers thereof.

9.8 (e)	The Pledged Shares have been delivered to the Credit Agent and constitute 100% of the issued and outstanding shares of capital stock of UAMC Asset.

9.9.	Special Representations and Warranties Concerning Foreclosure Claim Receivables and Foreclosure Mortgage Loans

Borrowers hereby represent and warrant to Credit Agent and Lenders, as of the date of this Agreement and as of the date of each Advance Request for an Advance against Foreclosure Claim Receivables or Foreclosure Mortgage Loans and the making of each such Advance, that:

Page 9-8

9.9 (a)	The Mortgage Loan with respect to which such Advance was made by Borrowers is in foreclosure, or there will be commenced and continuing bankruptcy or similar proceedings involving the obligor on such Mortgage Loan, or a Borrower has commenced loss mitigation action with respect to such Mortgage Loans.

9.9 (b)	In the event the obligor on such Mortgage Loan fails to make the payment as to which said receivable relates, Borrowers are entitled to reimbursement therefore on a priority basis pursuant to the terms of the applicable Servicing Contract out of proceeds of the sale or other disposition or liquidation of said Mortgage Loan or out of insurance proceeds, including, without limitation, private mortgage insurance proceeds and the proceeds of any guaranty of the obligations of the obligor thereunder.

9.9 (c)	Said receivable is and will be free and clear of all Liens, claims and encumbrances, except Liens in favor of the Credit Agent for the benefit of the Lenders.

9.10.	Voting Rights; Dividends; Etc.

9.10 (a)	Subject to paragraph (d) of this Section 9.10, UAMCLLC shall be entitled to exercise or refrain form exercising any and all voting and other consensual rights pertaining to the Pledged Shares for any purpose not inconsistent with the terms of this Agreement; provided, however, that UAMCLLC shall not exercise or refrain from exercising any such right if such action could reasonably be expected to have a material adverse effect on the value of the Collateral or any material part thereof.

9.10 (b)	Any and all dividends paid in respect of the Pledged Shares after the occurrence and during the continuance of any Default or Event of Default shall be forthwith delivered to the Credit Agent to hold as Collateral and shall, if received by any Borrower, be received in trust for the benefit of Lenders, be segregated from the other property or funds of Borrowers, and be forthwith delivered to Credit Agent as Collateral in the same form as so received (with any necessary endorsement or assignment). Each Borrower shall, upon request by Lenders, promptly execute all such documents and do all such acts as may be necessary or desirable to give effect to the provisions of this Section 9.10(b).

9.10 (c)	Credit Agent will execute and deliver (or cause to be executed and delivered) to UAMCLLC all such proxies and other instruments as UAMCLLC may reasonable request for the purpose of enabling UAMCLLC to exercise the voting and other rights that it is entitled to exercise pursuant to Section 9.10(a) and to receive the dividends that it is authorized to receive and retain pursuant to Section 9.10(b).

9.10 (d)	Upon the occurrence and during the continuance of any Event of Default, Credit Agent shall have the right in its sole discretion, and Borrowers shall execute and deliver all such proxies and other instruments as may be necessary or appropriate to give effect to such right, to terminate all rights of Borrowers to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 9.10(a) hereof, and all such rights shall thereupon become vested in Credit Agent who will thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights; provided, however, that Credit Agent and Lenders shall not be deemed to possess or have control over any voting rights with respect to any Collateral unless and until Credit Agent has given written notice to Borrowers that any further exercise of such voting rights by Borrowers is prohibited and that Credit Agent and/or its assigns will henceforth exercise such voting rights; and provided further, that neither the registration of any item of Collateral in Credit Agent’s name nor the exercise of any voting rights with respect thereto shall be deemed to constitute a retention by Credit Agent or Lenders of any such Collateral in satisfaction of the Obligations or any part thereof.

End of Article 9

Page 9-9

10.	DEFAULTS; REMEDIES

10.1.	Events of Default

The occurrence of any of the following is an event of default (“Event of Default”):

10.1 (a)	Any Borrower fails to pay the principal of any Advance when due, whether at stated maturity, by acceleration, or otherwise; or fails to pay any installment of interest on any Advance within 9 days after the date of Credit Agent’s invoice or, if applicable, within 2 days after the date of Credit Agent’s account analysis statement; or fails to pay, within any applicable grace period, any other amount due under this Agreement or any other Obligation of Borrowers to Credit Agent and Lenders.

10.1 (b)	Any Borrower fails to perform or comply with any term or condition applicable to it contained in Sections 7.4 or 7.14, 9.10 or in any Section of Article 8.

10.1 (c)	The suspension, revocation or termination of any Borrower’s eligibility, in any respect, as lender, seller/servicer or issuer as described under Article 9 or of any other license or approval required for any Borrower to engage in the business of originating, acquiring and, if applicable, servicing Mortgage Loans; or the imposition of any other adverse regulatory or administrative action or sanction on or against any Borrower by any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that could result in a material adverse change in any Borrower’s business, operations, assets or financial condition as a whole or that could affect the validity or enforceability of any Pledged Asset.

10.1 (d)	Any Borrower or any of their Subsidiaries, other than USH Funding Inc. or Edgewater Reinsurance Ltd., fails to pay, or defaults in the payment of any principal or interest on, any other indebtedness or any contingent obligation within any applicable grace period; breaches or defaults with respect to any other material term of any other indebtedness or of any loan agreement, mortgage, indenture or other agreement relating to that indebtedness, if the effect of that breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders) to cause, indebtedness of Borrower or its Subsidiaries, other than USH Funding Inc. or Edgewater Reinsurance Ltd., in the aggregate amount of $2,000,000 or more to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise).

10.1 (e)	Any representation or warranty made or deemed made by any Borrower under this Agreement, in any other Loan Document or in any written statement or certificate at any time given by such Borrower, other than the representations and warranties set forth in Article 9 with respect to specific Pledged Loans, is inaccurate or incomplete in any material respect on the date as of which it is made or deemed made.

10.1 (f)	Any Borrower defaults in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than those referred to in Sections 10.1(a), 10.1(b), 10.1(c), 10.1(d) or 10.1(e) and such default has not been remedied or waived within 30 days after the earliest of (1) receipt by Borrowers of Notice from Credit Agent of that default, (2) receipt by Credit Agent of Notice from Borrowers of that default or (3) the date Borrowers should have notified Credit Agent of that default under Section 7.7(c) or 7.7(d).

Page 10-1

10.1 (g)	An “event of default” (however defined) occurs under any agreement between Borrowers and Credit Agent other than this Agreement and the other Loan Documents.

10.1 (h)	A case (whether voluntary or involuntary) is filed by or against any Borrower under any applicable bankruptcy, insolvency or other similar federal or state law; or a court of competent jurisdiction appoints a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or over all or a substantial part of their respective properties or assets; or any Borrower (1) consents to the appointment of or possession by a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower, or over all or a substantial part of their respective properties or assets, (2) makes an assignment for the benefit of creditors, or (3) fails, or admits in writing its inability, to pay its debts as those debts become due.

10.1 (i)	Any Borrower fails to perform any contractual obligation to repurchase Mortgage Loans, if such obligations in the aggregate exceed $2,000,000.

10.1 (j)	Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $2,000,000 is entered or filed against any Borrower or any of their Subsidiaries or any of their respective properties or assets and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days or 5 days before the date of any proposed sale under that money judgment, writ or warrant of attachment or similar process.

10.1 (k)	Any order, judgment or decree decreeing the dissolution of any Borrower is entered and remains undischarged or unstayed for a period of 20 days.

10.1 (l)	Any Borrower purports to disavow any of its Obligations or contests the validity or enforceability of any Loan Document.

10.1 (m)	Lennar purports to disavow any of its obligations under the Lennar Undertaking or contests the validity or enforceability of the Lennar Undertaking.

10.1 (n)	Credit Agent’s or Lenders’ security interest on any portion of the Collateral becomes unenforceable or otherwise impaired and all Advances made against any of that Collateral are not paid in full, or the impairment is not cured, within 10 days after earliest of (i) receipt by Borrower of Notice from Credit Agent of the impairment, (ii) receipt by Credit Agent of Notice from Borrower of the impairment, or (iii) the date Borrower should have notified Credit Agent of the impairment under Article 7.

10.1 (o)	A material adverse change occurs in any Borrower’s financial condition, business, properties or assets, operations or prospects, or in any Borrower’s ability to repay the Obligations.

10.1 (p)	Any Lien for any tax, assessment or other governmental charge is filed or is otherwise enforced against any Borrower or any of its property including any of the Collateral, other than a Lien for taxes, assessments or other governmental charges on real property securing or that previously secured an individual Mortgage Loan that is not a Pledged Loan.

10.1 (q)	UAMCLLC ceases to own, directly, all of the capital stock of each other Borrower, or Lennar ceases to own, directly or indirectly, a majority of each class of the capital stock of UAMCLLC.

Page 10-2

10.1 (r)	UAMC Asset shall incur any Debt, other than Debt owed to Lenders, or any Pledged Asset owned by UAMC Asset shall become subject to any Lien, other than Liens in favor of the Credit Agent.

10.1 (s)	The existence of any Default or Event of Default under Section 10.1 of the Existing Agreement, whether or not known by Credit Agent or any Lender.

10.2.	Remedies

10.2 (a)	If a Lender shall have knowledge of a Default or an Event of Default, it shall immediately give Notice thereof to Credit Agent. If Credit Agent has knowledge of a Default or an Event of Default, it shall give Notice thereof to each Lender and to Borrowers. Credit Agent will not be deemed to have knowledge or Notice of the occurrence of a Default or an Event of Default unless Credit Agent has received Notice from a Lender or a Borrower. No Lender will be deemed to have knowledge or Notice of the occurrence of a Default or an Event of Default unless such Lender has received Notice from the Credit Agent or a Borrower.

10.2 (b)	If an Event of Default described in Section 10.1(h) occurs with respect to any Borrower, the Warehousing Commitment will automatically terminate and the unpaid principal amount of and accrued interest on the Notes and all other Obligations will automatically become due and payable, without presentment, demand or other Notice or requirements of any kind, all of which Borrowers expressly waive.

10.2 (c)	If any other Event of Default occurs, Majority Lenders may, by Notice to each Borrower, terminate the Warehousing Commitment and declare the Obligations to be immediately due and payable.

10.2 (d)	If any Event of Default occurs, Credit Agent may, on behalf of Lenders, and shall at the direction of the Majority Lenders (subject to Section 11.3(c)), also take any of the following actions:

(1)	Foreclose upon or otherwise enforce its security interest in any Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents.

(2)	Notify all obligors under any of the Collateral that the Collateral has been assigned to Credit Agent (or to another Person designated by Credit Agent) and that all payments on that Collateral are to be made directly to Credit Agent (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor or Investor owes on any of the Collateral on terms acceptable to Credit Agent; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(3)	Prepare and submit for filing Uniform Commercial Code amendment statements evidencing the assignment to Credit Agent or its designee of any Uniform Commercial Code financing statement filed in connection with any item of Collateral.

(4)	Act, or contract with a third party to act, at Borrowers’ expense, as servicer or subservicer of Collateral requiring servicing, and perform all obligations required under any Collateral, including Servicing Contracts and Purchase Commitments.

Page 10-3

(5)	Require Borrowers to assemble and make available to Credit Agent the Collateral and all related books and records at a place designated by Credit Agent.

(6)	Enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process; and obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner Credit Agent deems necessary for the purpose of effectuating its rights under this Agreement and any other Loan Document.

(7)	Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent Credit Agent deems appropriate.

(8)	Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of Minnesota or other applicable law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on terms and conditions and in the manner as Credit Agent may determine, including sale under any applicable Purchase Commitment. Borrowers waive any right they may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by applicable law. If notice is required under applicable law, Credit Agent will give Borrowers not less than 10 days’ notice of any public sale or of the date after which any private sale may be held. Borrowers agree that 10 days’ notice is reasonable notice. Credit Agent may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be retained by Credit Agent until the purchaser pays the selling price or takes possession of the Collateral. Credit Agent has no liability to Borrowers if a purchaser fails to pay for or take possession of Collateral sold on those terms, and in the case of any such failure, Credit Agent may sell the Collateral again upon notice complying with this Section.

(9)	Instead of or in conjunction with exercising the power of sale authorized by Section 10.2(c)(8), Credit Agent may proceed by suit at law or in equity to collect all amounts due on the Collateral, or to foreclose Credit Agent ‘s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(10)	Proceed against Borrowers on the Notes or against Lennar under the Lennar Undertaking.

(11)	Retain all excess proceeds from the sale or other disposition of the Collateral, and apply them to the payment of the Obligations under Section 10.3.

Credit	Agent will follow the instructions of the Majority Lenders in exercising or not exercising its rights under this Section 10.2, but (i) Credit Agent will have no obligation to take or not to take any action which it believes may expose it to any liability, and (ii) Credit Agent may, but is under no obligation to, await instructions from the Majority Lenders before exercising or not exercising its rights under this Section 10.2.

Page 10-4

10.2 (e)	Neither Credit Agent nor any Lender will incur liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition. Borrowers waive (to the extent permitted by law) any claims they may have against Credit Agent or any Lender arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that Credit Agent might have obtained at a public sale, or was less than the aggregate amount of the outstanding Advances, accrued and unpaid interest on those Advances, and unpaid fees, even if Credit Agent accepts the first offer received and does not offer the Collateral to more than one offeree. Borrowers agree that any sale of Collateral under the terms of a Purchase Commitment, or any other disposition of Collateral arranged by Borrowers, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

10.2 (f)	Each Borrower acknowledges that Mortgage Loans are collateral of a type that is the subject of widely distributed standard price quotations and that Mortgage-backed Securities are collateral of a type that is customarily sold on a recognized market. Each Borrower waives any right it may have to prior notice of the sale of Pledged Securities, and agrees that Credit Agent or Lenders may purchase Pledged Loans and Pledged Securities at a private sale of such Collateral.

10.2 (g)	Each Borrower specifically waives and releases (to the extent permitted by law) any equity or right of redemption, stay or appraisal that Borrowers have or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require Credit Agent to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order, or (3) pursue any other remedy within its power. Credit Agent is not required to take any action to preserve any rights of Borrowers against holders of mortgages having priority to the Lien of any Mortgage or Security Agreement included in the Collateral or to preserve Borrowers’ rights against other prior parties.

10.2 (h)	Credit Agent may, but is not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage or Security Agreement included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Credit Agent in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by Credit Agent until repaid by Borrowers, are deemed to be principal outstanding under this Agreement and the Notes.

10.2 (i)	No failure or delay on the part of Credit Agent or any Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy. No single or partial exercise by Credit Agent or any Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by Credit Agent or any Lender, or Credit Agent’s or any Lender’s exercise of any other right, power or remedy. Without limiting the foregoing, Borrowers waive all defenses based on the statute of limitations to the extent permitted by law. The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

10.2 (j)

Borrowers grant Credit Agent and Lenders a license or other right to use, without charge, Borrowers’ computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and

Page 10-5

advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any of the Collateral and Borrowers’ rights under all licenses and all other agreements related to the foregoing inure to Credit Agent’s and Lenders’ benefit until the Obligations are paid in full.

10.3.	Application of Proceeds

The proceeds of any sale, disposition or other enforcement of Credit Agent’s security interest in and Lien on all or any part of the Collateral shall be applied by Credit Agent as follows:

10.3 (a)	First, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Credit Agent’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Credit Agent in connection therewith.

Second, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to the Lenders’ agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of any Lender in connection therewith.

Third, to RFC, in an amount equal to the amount of accrued interest owed to RFC in respect of Swingline Advances, until paid in full.

Fourth, to RFC until the principal amount of all Swingline Advances outstanding are paid in full.

Fifth, to Lenders holding Warehousing Advances, pro rata in accordance with their respective Percentage Shares of accrued interest owed to each of them in respect to Warehousing Advances until the amount is paid in full.

Sixth, to Lenders holding Warehousing Advances, pro rata in accordance with their respective Percentage Shares, until the principal amounts of all Warehousing Advances outstanding are paid in full.

Seventh, to Lenders holding Warehousing Advances, pro rata in accordance with their respective Percentage Shares, until all fees and other Obligations accrued by or due each Lender and Credit Agent are paid in full.

Eighth, to the remaining Obligations.

Finally, to the payment to Borrowers, or to their successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

If the proceeds of any such sale, disposition or other enforcement are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of all Obligations, Borrowers will remain liable for any deficiency.

10.4.	Credit Agent Appointed Attorney-in-Fact

Each Borrower appoints Credit Agent its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the Notes and the other Loan Documents and taking any action and executing any instruments that Credit Agent deems necessary or advisable to accomplish that purpose. Borrowers’ appointment of Credit Agent as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the

Page 10-6

foregoing, Credit Agent may give notice of its security interest in and Lien on the Collateral to any Person, either in Borrowers’ name or in its own name, endorse all Pledged Loans or Pledged Securities payable to the order of Borrowers, change or cause to be changed the book-entry registration or name of subscriber or Investor on any Pledged Security, prepare and submit for filing Uniform Commercial Code amendment statements with respect to any Uniform Commercial Code financing statements filed in connection with any item of Collateral or receive, endorse and collect all checks made payable to the order of Borrowers representing payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Loans or Pledged Securities and give full discharge for those transactions.

10.5.	Right of Set-Off

If Borrowers default in the payment of any Obligation or in the performance of any of their duties under the Loan Documents, each Lender may, without Notice to or demand on Borrowers (which Notice or demand each Borrower expressly waives), set-off, appropriate or apply any property of Borrowers held at any time by each Lender, or any indebtedness at any time owed by each Lender to or for the account of Borrowers, against the Obligations, whether or not those Obligations have matured.

10.6.	Sharing of Payments

If upon the occurrence of an Event of Default and acceleration of the Obligations any Lender shall hold or receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such payment to be shared ratably with each of them; provided, that if such payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest thereon unless the purchasing Lender is required to pay interest on such amounts to the Person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the purchasing Lender is required to pay. If any Lender receives a payment from Borrowers not in respect of the Obligations, but relating to another relationship of such Lender and Borrowers, such Lender may apply the payment first to the indebtedness arising out of the other relationship and then against the Obligations as provided above.

End of Article 10

Page 10-7

11.	AGENT

11.1.	Appointment

Each Lender hereby irrevocably designates and appoints Credit Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes Credit Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Credit Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Credit Agent hereby accepts such appointment and agrees to act in accordance with this Agreement.

11.2.	Duties of Agent

11.2 (a)	The provisions of the Loan Documents set forth the exclusive duties of Credit Agent and no implied duties or obligations shall be read into the Loan Documents against Credit Agent. Credit Agent shall not be bound in any way by any agreement or contract other than the Loan Documents and any other agreement to which it is a party. Credit Agent shall act as an independent contractor in performing its obligations as Credit Agent under the Loan Documents and nothing herein contained shall be deemed to create any fiduciary relationship among or between Credit Agent, Borrowers or the Lenders.

11.2 (b)	Credit Agent shall examine the Pledged Loans delivered by or on behalf of the Borrowers hereunder to determine whether each Pledged Loan: (i) includes the documents and instruments to be delivered for each Pledged Loan required pursuant to Section 2.1 and the applicable Exhibits, (ii) conforms with the requirements of this Agreement (including the limitations of Exhibit H), and (iii) is otherwise in conformity with any customary collateral review criteria that Credit Agent may use from time to time. If Credit Agent shall have determined that any Mortgage Loan delivered to Credit Agent does not meet the requirements of this Agreement, Credit Agent may return to Borrowers all Collateral Documents relating thereto.

11.2 (c)	As to any Pledged Loan against which Advances may be made, if Credit Agent shall note any minor discrepancies or deficiencies in any Collateral Documents pertaining thereto, Credit Agent shall: (a) immediately notify Borrowers thereof, (b) if such discrepancies or deficiencies can be cured without returning any Collateral Documents to Borrowers, request that Borrowers cure such discrepancies or deficiencies immediately, and (c) if such discrepancies or deficiencies can only be cured by returning Collateral Documents to Borrowers, return any Collateral Documents containing any discrepancy or deficiency to Borrowers for correction against a Trust Receipt pursuant to Section 4.6(a).

11.2 (d)

Not later than the 10th day of each month, Credit Agent will deliver to each Lender a loans-in-warehouse report for the immediately preceding month setting forth in detail all Pledged Loans and Advances against such Pledged Loans for such month.

11.3.	Standard of Care

Credit Agent shall act in accordance with customary standards for those engaged as credit agents or collateral agents of commercial transactions in similar capacities.

11.3 (a)

Credit Agent is not required to ascertain or inquire as to the performance or observance of any of the conditions or agreements to be performed or observed by any other party, except as specifically provided in the Loan Documents. Credit Agent disclaims any

Page 11-1

responsibility for the validity or accuracy of the recitals to the Loan Documents and any representations and warranties contained herein, unless specifically identified as recitals, representations or warranties of Credit Agent.

11.3 (b)	Credit Agent has no responsibility for ascertaining the value, collectibility, insurability, enforceability, effectiveness or suitability of any Collateral, the title of any party therein, the validity or adequacy of the security afforded thereby, or the validity of the Loan Documents (except as to (i) its authority to enter into this Agreement and the other Loan Documents and (ii) its undertaking to perform its duties and obligations hereunder and thereunder).

11.3 (c)	No provision of this Agreement requires Credit Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

11.3 (d)	Credit Agent is not responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for its compensation or for reimbursement of expenses.

11.4.	Delegation of Duties

Credit Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Credit Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.5.	Exculpatory Provisions

Credit Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall not be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrowers or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Credit Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of Borrowers to perform their obligations under any Loan Document. Credit Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of Borrowers or any of their Subsidiaries.

11.6.	Reliance by Agent

Credit Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrowers), independent accountants (including, without limitation, accountants to Borrowers) and other experts selected by Credit Agent. Credit Agent may deem and treat the payee of any Note as the owner thereof for all purposes. Credit Agent shall be fully justified in failing or refusing to take any

Page 11-2

action under the Loan Documents unless it shall first receive such advice or concurrence of the Majority Lenders or all of the Lenders, as appropriate, or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from Credit Agent’s gross negligence or willful misconduct), (b) Credit Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Majority Lenders or all of the Lenders, as appropriate, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, (c) Credit Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of Credit Agent, and (d) Credit Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of or instructions from Credit Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

11.7.	Non-Reliance on Agent or Other Lenders

Each Lender expressly acknowledges that neither Credit Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to such Lender and that no act by Credit Agent hereafter taken, including any review of the affairs of Borrowers, shall be deemed to constitute any representation or warranty by Credit Agent to any Lender. Each Lender represents to Credit Agent that it has, independently and without reliance upon Credit Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrowers and made its own decision to enter into and make Warehousing Advances under the Agreement. Each Lender also represents that it will, independently and without reliance upon Credit Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrowers. Except for notices, reports and other documents expressly required to be furnished to Lenders by Credit Agent hereunder, Credit Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial or other condition or creditworthiness of Borrowers or any Subsidiary which may come into the possession of Credit Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.8.	Agent in Individual Capacity

Credit Agent may make loans to, purchase Mortgage Loans and other assets from, and generally engage in any kind of business with Borrowers as though it were not an agent hereunder. With respect to the Warehousing Advances made or renewed by it and any Note issued to it, Credit Agent shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not Credit Agent, and the terms “Lender” and “Lenders” shall include Credit Agent in its individual capacity.

11.9.	Successor Agent

Credit Agent may resign as such at any time upon giving 30 days Notice to Borrowers and Lenders. Credit Agent may be removed immediately with cause or at any time upon 10 days Notice from the Majority Lenders to Credit Agent and Borrowers. Upon Notice of such resignation or removal, the Majority Lenders may appoint a successor Credit Agent (which successor Credit Agent, assuming that no Default or Event of Default exists, shall be reasonably acceptable to Borrowers). The date on which Borrowers, Credit Agent and Lenders have received Notice from

Page 11-3

such successor of its acceptance of appointment as Credit Agent shall constitute the effective date of resignation or removal of the resigning or removed Credit Agent. If no successor Credit Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within the allotted time period, then, upon 5 days Notice to Borrowers, the resigned or removed Credit Agent may, on behalf of the Lenders, appoint a successor. Upon the effective date of resignation or removal of the resigning or removed Credit Agent, such successor will thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the resigning or removed Credit Agent, but the resigning or removed Credit Agent shall not be discharged from any liability as a result of its or its directors’, officers’, agents’, or employees’ gross negligence or willful misconduct in the performance of its duties and obligations under this Agreement prior to the effective date of its resignation or removal. Upon the effective date of its resignation or removal, Credit Agent shall assign all of its right, title and security interest in and to all Collateral to its successor, without recourse, warranty or representation, express or implied.

11.10.	Inspection

Each of the Lenders and their agents, accountants, attorneys and auditors will be permitted during normal business hours at any time and from time to time upon reasonable notice to the Credit Agent to examine (to the extent permitted by applicable law) the files, documents, records and other papers in the possession or under the control of the Credit Agent relating to any or all of the Collateral and to make copies thereof. As long as no Default or Event of Default shall have occurred and be continuing, any such activity will be at no cost or expense to Borrowers; if a Default or Event of Default shall have occurred and be continuing, all costs and expenses associated with the exercise from time to time by any Lender of its rights under this Section shall be promptly paid by Borrowers upon demand.

End of Article 11

Page 11-4

12.	MISCELLANEOUS

12.1.	Notices

Except where telephonic or facsimile notice is expressly authorized by this Agreement, all communications required or permitted to be given or made under this Agreement (“Notices”) must be in writing and must be sent by manual delivery, overnight courier or United States mail (postage prepaid), addressed as follows (or at such other address as may be designated by Borrowers, Lenders or Credit Agent in a Notice to the other):

If to Borrowers:	Universal American Mortgage Company, LLC 700 NW 107th Avenue, 3rd Floor Miami, FL 33172 Attention: Janice Munoz, Vice President and Treasurer Facsimile: (305) 229-6657

If to Credit Agent:	Residential Funding Corporation 7501 Wisconsin Avenue Bethesda, MD 20814 Attention: Jim Clapp, Director Facsimile: (301) 215-6288

If to Lenders:	As set forth on the signature pages hereof or of any amendment hereto.

In addition, Credit Agent will use its best efforts to provide a copy of any Notice to counsel as Borrower may designate, but failure to provide such copy shall not render any such Notice ineffective.

All periods of Notice will be measured from the date of delivery if delivered manually or by facsimile, from the first Business Day after the date of sending if sent by overnight courier or from 4 days after the date of mailing if sent by United States mail, except that Notices to Credit Agent under Article 2 and Section 3.3(f) will be deemed to have been given only when actually received by Credit Agent. Borrowers authorize Credit Agent to accept Borrowers’ bailee pledge agreements, Warehousing Advance Requests, shipping requests, wire transfer instructions and security delivery instructions transmitted to Credit Agent by facsimile or RFConnects Delivery, and those documents, when transmitted to Credit Agent by facsimile or by RFConnects Delivery, have the same force and effect as the originals.

12.2.	Reimbursement Of Expenses; Indemnity

Borrowers must: (a) pay such document production fees as Credit Agent may require and all out-of-pocket costs and expenses of Credit Agent, including reasonable fees, service charges and disbursements of counsel (including allocated costs of internal counsel), in connection with the amendment, enforcement and administration of this Agreement, the Notes, and the other Loan Documents and the making and repayment of the Advances, and the payment of interest thereon; (b) indemnify, pay, and hold harmless Credit Agent, and any other holder of the Notes from and against, all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save Credit Agent, and any other holder of the Notes harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (c) indemnify, pay and hold harmless Credit Agent, each Lender, any of their officers, directors, employees or agents and any other holder of the Notes (collectively, the

Page 12-1

“Indemnitees”) from and against all liabilities, obligations, actual losses, damages, penalties, judgments, direct suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel of the Indemnitees (including allocated costs of internal counsel), exclusive of indirect, consequential and other similar losses, in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnitees have been designated as parties to such proceeding) that may be imposed upon, incurred by or asserted against such Indemnitees in any manner relating to or arising out of this Agreement, the Notes, or any other Loan Document or any of the transactions contemplated hereby or thereby, including against all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel to the Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnitees have been designated as parties to such proceeding) arising from any breach of Sections 9.2(y) or 9.3(f) or the making of any Mortgage Loan in which any mortgagor, guarantor or other obligor is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law (collectively, the “Indemnified Liabilities”), except that Borrowers have no obligation under this Agreement to any Indemnity with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of Indemnitees. To the extent that the undertaking to indemnify, pay and hold harmless as set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers must contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The agreement of Borrowers contained in this Article survives the expiration or termination of this Agreement and the payment in full of the Notes. Attorneys’ fees and disbursements incurred in enforcing, or on appeal from, a judgment under this Agreement are recoverable separately from and in addition to any other amount included in such judgment, and this clause is intended to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

12.3.	Indemnification by Lenders

Each Lender agrees to indemnify Credit Agent in its capacity as such (to the extent not reimbursed by Borrowers and without limiting the obligation of Borrowers to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against Credit Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Credit Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Credit Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations and the termination of this Agreement. Attorneys’ fees and disbursements incurred in enforcing, or on appeal from, a judgment pursuant hereto shall be recoverable separately from and in addition to any other amount included in such judgment, and this clause is intended to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

12.4.	Financial Information

All financial statements and reports furnished to Credit Agent and Lenders under this Agreement must be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at the end of and for each Borrower’s most recent fiscal year (except to the extent otherwise required to conform to good accounting practice).

Page 12-2

12.5.	Terms Binding Upon Successors; Survival of Representations

The terms and provisions of this Agreement are binding upon and inure to the benefit of each Borrower, Credit Agent, each Lender and their respective successors and assigns. All of Borrowers’ representations, warranties, covenants and agreements survive the making of any Warehousing Advance, and except where a longer period is set forth in this Agreement, remain effective for as long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed.

12.6.	Lenders in Individual Capacity

Any Lender and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrowers, any Subsidiary and/or Lennar regardless of its capacity as a Lender hereunder. Any Lender may disclose to the other Lenders information regarding other relationships which it may have with Borrowers and Borrowers hereby consent to these disclosures.

12.7.	Assignment and Participation

This Agreement and the Obligations of Borrowers may not be assigned by Borrowers. Any Lender may, subject to the limitations set forth below, assign or transfer, in whole or in part, its Warehousing Commitments in excess of $15,000,000 and the related Warehousing Advances, together with its corresponding rights under this Agreement and the other Loan Documents, and further any Lender may sell participations in all or any part of any of its Warehousing Commitment and the related Warehousing Advances or any other interest in the Obligations or any of its obligations hereunder to another Person, in which event: (a) in the case of an assignment, upon consent by Credit Agent and Borrowers (such consent in each case not to be unreasonably withheld), the assignee shall have, to the extent of such assignment (unless otherwise provided thereby), the same rights and benefits as it would have if it were a “Lender” hereunder, and, if the assignee has expressly assumed, for the benefit of Borrowers, such Lender’s obligations hereunder, such Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and (b) in the case of a participation, the participating Person’s (a “Participant”) rights against the Lender from whom it has purchased such participation in respect of such participation are those set forth in the agreement executed by such Lender in favor of the Participant relating thereto. Such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender’s obligations under the Loan Documents, whether or not such Lender shall remain the holder of any Note. Such Lender shall retain all voting rights with respect to such Note, the Advances hereunder and such Lender’s Warehousing Commitment Amount. Borrowers, Credit Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Without limiting any Lender’s exclusive right to collect and enforce the Obligations owed to it, Borrowers agree that each participation will give rise to a debtor-creditor relationship between Borrowers and Participant, and Borrowers authorize each Participant, upon an occurrence of an Event of Default, to proceed directly by right of setoff, bankers’ lien or otherwise, against any assets of Borrowers that may be held by that Participant. Notwithstanding the foregoing, nothing contained herein shall in any manner or to any extent affect the right of any Lender to pledge or assign Notes and interests in this Agreement to any Federal Reserve Bank pursuant to applicable laws and regulations, or to assign its Notes and its right to receive and retain payments on its Notes provided such Lender remains primarily and directly liable pursuant to the terms and conditions of this Agreement to keep, observe and perform all of its obligations under this Agreement, and all such assignments shall be treated, considered and administered as a sale of a participation and not as an assignment and shall be subject to and governed by the provisions of this Section. Any Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to Affiliates of such Lender and to assignees and Participants (including prospective assignees and Participants) and Borrowers hereby consent to the provision of such information.

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12.8.	Quarterly Accordion Period Commitment Increases

On the first Business Day of each Quarterly Accordion Period, Credit Agent shall recompute the Percentage Share for each Lender based on the new Warehousing Credit Limit for such Quarterly Accordion Period and Credit Agent shall request Warehousing Advances from or shall direct prepayments to each Lender so that the total amount of all then outstanding Warehousing Advances are shared pro rata by each Lender. On the first Business Day following the last day of each Quarterly Accordion Period, (i) Credit Agent shall recompute the Percentage Share for each Lender based on the Warehousing Credit Limit as of such Business Day, (ii) Borrowers shall prepay the Warehousing Advances in an amount equal to the amount by which the aggregate unpaid principal balance of Warehousing Advances exceeds the Warehousing Commitment Amount, and (iii) Credit Agent shall request Warehousing Advances from or direct such prepayments to each Lender so that the total amount of all then outstanding Warehousing Advances are shared pro rata by each Lender.

12.9.	Amendments

12.9 (a)	This Agreement may not be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Majority Lenders, Credit Agent and Borrower; provided, however, that without the prior written consent of 100% of the Lenders, no amendment or waiver shall: (1) waive or amend any term or provision of Sections 7.4 or 7.14 hereof or the definition of any type of Collateral or the provisions of Section 4.1 hereof, (2) reduce the principal of, or rate of interest or fees on, the Warehousing Advances or any Lender’s Warehousing Commitment, (3) modify the Warehousing Credit Limit, (4) modify any Lender’s Percentage Share of the Warehousing Credit Limit, (5) modify the definition of “Majority Lenders,” or of the number or percentage of Lenders that are required to take action under the Loan Documents, (6) extend the Warehousing Maturity Date or modify the times that payments are due from Borrowers under this Agreement, (7) release any portion of the Collateral, except as expressly contemplated by the Loan Documents or in connection with a sale of such Collateral permitted hereunder, (8) release any Borrower from its obligations under Section 1.9, or amend or waive Section 1.9 or Exhibit N, (9) modify the several nature of each Lender’s obligations under this Agreements, (10) amend or waive the first sentence of Section 12.7, (11) amend or waive Section 3.10, Section 3.11, or Section 3.12, (12) amend Exhibit H, or (13) amend this Section. It is expressly agreed and understood that the failure by the Majority Lenders to elect to accelerate amounts outstanding hereunder or to terminate the obligation of Lenders to make Warehousing Advances hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement.

12.9 (b)	Borrowers hereby agree that they shall, upon requesting the third and any subsequent amendments of this Agreement or any other Loan Document or any waiver of any material term or provision of this Agreement or any other Loan Document (except an extension of the Warehousing Maturity Date), pay at the time of such request a modification fee (1) to Credit Agent in a minimum amount of $1,000 or such greater amount as may be notified to Borrowers by Credit Agent in its sole discretion and (2) to each Lender (except any Lender which becomes party to the Agreement by virtue of such amendment) in a minimum amount of $1,000 or such greater amount as may be notified to Borrowers by the Majority Lenders, acting through Credit Agent, in their sole discretion. The payment of such modification fees shall be in addition to and shall not limit Borrowers’ reimbursement obligations pursuant to Section 11.2 hereof, and any other fee or charge imposed by Credit Agent or Lenders as a condition to any amendment.

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12.10.	Governing Law

This Agreement and the other Loan Documents are governed by the laws of the State of Minnesota, without reference to its principles of conflicts of laws.

12.11.	Relationship of the Parties

This Agreement provides for the making and repayment of Warehousing Advances by Lenders (in their capacities as lenders) to Borrowers (in their capacity as a borrower), for the payment of interest on those Warehousing Advances and for the payment of certain fees by Borrowers to Lenders and Credit Agent. The relationship between Lenders and Borrowers is limited to that of creditor and secured party on the part of Lenders and of debtor on the part of Borrowers. The provisions of this Agreement and the other Loan Documents for compliance with financial covenants and the delivery of financial statements and other operating reports are intended solely for the benefit of Lenders and Credit Agent to protect their interest as a creditors and secured party. Nothing in this Agreement creates or may be construed as permitting or obligating Credit Agent or any Lender to act as a financial or business advisor or consultant to Borrowers, as permitting or obligating Lenders or Credit Agent to control Borrowers or to conduct Borrowers’ operations, as creating any fiduciary obligation on the part of Credit Agent or any Lender to Borrowers, or as creating any joint venture, agency, partnership or other relationship between Credit Agent or any Lender and Borrowers other than as explicitly and specifically stated in the Loan Documents. Borrowers acknowledge that they have had the opportunity to obtain the advice of experienced counsel of its own choice in connection with the negotiation and execution of the Loan Documents and to obtain the advice of that counsel with respect to all matters contained in the Loan Documents, including the waivers of jury trial and of punitive, consequential, special or indirect damages contained in Sections 12.18 and 12.19, respectively. Borrowers further acknowledge that they are experienced with respect to financial and credit matters and have made their own independent decisions to apply to Lenders for credit and to execute and deliver this Agreement.

12.12.	Severability

If any provision of this Agreement or any other Loan Document is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of the Agreement or such other Loan Document.

12.13.	Consent to Credit References

Borrowers consent to the disclosure of information regarding each Borrower and its Subsidiaries and their relationships with Credit Agent and Lenders to Persons making credit inquiries to Credit Agent or any Lender. This consent is revocable by Borrowers at any time upon Notice to Credit Agent and Lenders as provided in Section 12.1.

12.14.	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute but one and the same instrument.

12.15.	Headings/Captions

The captions or headings in this Agreement and the other Loan Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement or any other Loan Document.

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12.16.	Entire Agreement

This Agreement, the Notes and the other Loan Documents represent the final agreement among the parties with respect to their subject matter, and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties. There are no oral agreements among the parties with respect to the subject matter of this Agreement, the Notes and the other Loan Documents.

12.17.	Consent to Jurisdiction

AT THE OPTION OF CREDIT AGENT, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF MINNESOTA. EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF THOSE COURTS, AND WAIVES ANY OBJECTION TO THE JURISDICTION OR VENUE OF ANY OF THOSE COURTS, INCLUDING THE OBJECTION THAT VENUE IN THOSE COURTS IS NOT CONVENIENT. ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE COMMENCED AND INSTITUTED BY SERVICE OF PROCESS UPON EACH BORROWER BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT ITS ADDRESS LAST KNOWN TO CREDIT AGENT. EACH BORROWER’S CONSENT AND AGREEMENT UNDER THIS SECTION DOES NOT AFFECT CREDIT AGENT’S RIGHT TO ACCOMPLISH SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION OR COURT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, CREDIT AGENT AT ITS OPTION MAY HAVE THE CASE TRANSFERRED TO A STATE OR FEDERAL COURT WITHIN THE STATE OF MINNESOTA OR, IF A TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, MAY HAVE BORROWER’S ACTION DISMISSED WITHOUT PREJUDICE.

12.18.	Waiver of Jury Trial

EACH BORROWER, EACH OF LENDERS AND CREDIT AGENT EACH COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND FULLY WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT NOW EXISTS OR HEREAFTER ARISES. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER AND CREDIT AGENT, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE APPLY. CREDIT AGENT, EACH OF LENDERS AND BORROWER ARE EACH AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, EACH BORROWER, EACH OF LENDERS AND CREDIT AGENT EACH CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY, INCLUDING THE OTHER PARTY’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY OF ITS REPRESENTATIVES OR AGENTS THAT THE OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

12.19.	Waiver of Punitive, Consequential, Special or Indirect Damages

BORROWERS WAIVE ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FROM CREDIT AGENT, ANY LENDER OR ANY OF

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THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY BORROWERS AGAINST ANY LENDER, CREDIT AGENT OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IS KNOWINGLY AND VOLUNTARILY GIVEN BY BORROWERS, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES WOULD OTHERWISE APPLY. CREDIT AGENT AND EACH LENDER IS AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES.

12.20.	Confidentiality

The Credit Agent and each Lender shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Credit Agent or such Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Credit Agent or such Lender and the Borrower and not divulged to any Person other than the Credit Agent, such Lender, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Credit Agent or such Lender hereunder and under the other Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 12.7 (provided such assignees, participants and prospecting assignees and participants agree to be bound by this Section 12.20) and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Credit Agent or by any applicable law, rule, regulation or judicial process, the opinion of the Credit Agent’s counsel concerning the making of such disclosure to be binding on the parties hereto.

12.21.	Merger of Obligations

Each Borrower understands and agrees that its duties and obligations under the Existing Agreement merge with and into this Agreement, except as expressly modified by this Agreement. Each Borrower agrees that its duties and obligations under the Existing Agreement are not satisfied or extinguished by the execution and delivery of this Agreement.

End of Article 12

Page 12-7

13.	DEFINITIONS

13.1.	Defined Terms

As used in this Agreement and the Exhibits to this Agreement, the following terms have the following meanings or, as applicable, the meanings given to those terms elsewhere in this Agreement or in Exhibits to this Agreement:

“Acquisition Cost” means, with respect to any Mortgage Loan, the cash purchase price paid by Borrowers to acquire such Mortgage Loan minus any portion thereof attributable to amounts other than principal payable with respect to such Mortgage Loan.

“Additional Lender” means a Person admitted as a Lender under the Agreement by assignment or by the terms of an amendment hereto. Credit Agent will use its best efforts to notify Borrowers of the identity of any Person (other than RFC) proposed by Credit Agent to be admitted as a Lender at least 10 Business Days prior to the date on which such Person is proposed to be admitted as a Lender, provided that Credit Agent shall incur no liability to Borrowers or any other Person for any failure to give such notification.

“Advance” means a Warehousing Advance or a Swingline Advance.

“Advance Certificate” has the meaning set forth in Section 1.3.

“Advance Rate” means, with respect to any Eligible Loan, the Advance Rate set forth in Exhibit H for that type of Eligible Loan.

“Advance Request” means a Warehousing Advance Request Against Eligible Assets or a Warehousing Advance Request Against Construction/Perm Mortgage Loans.

“Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Aged Mortgage Loans” means Mortgage Loans against which a Warehousing Advance has been outstanding for longer than the Standard Warehouse Period, provided that Aged Mortgage Loans are permitted for such type of Mortgage Loan.

“Aged Warehouse Period” means the maximum number of days a Warehouse Advance against Aged Mortgage Loans of a particular type may remain outstanding, as set forth in Exhibit H.

“Agency Security” means a Mortgage-backed Security issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

“Agent’s Fee” has the meaning set forth in Section 3.6 of the Agreement.

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“Aggregate Warehousing Collateral Value” means, as of any date of determination, the total Warehousing Collateral Value of all Pledged Loans and Pledged Securities then subject to a perfected, first priority Lien in favor of Credit Agent and Lenders under this Agreement.

“Agreement” means this Third Amended and Restated Warehousing Credit and Security Agreement, either as originally executed or as it may be amended, restated, renewed or replaced

“Agreement for Deed” means an agreement between Lennar and the purchaser of the Single Family Properties in a development built by Lennar, pursuant to which the purchasers agree to make payments to Lennar and its assigns over a period of time and Lennar agrees, upon receipt of all such payments, to transfer title to the common areas in such development to such purchaser or a homeowners association.

“Appraised Property Value” means with respect to an interest in real property, the then current fair market value of the real property and any improvements on it as of recent date determined in accordance with Title XI of FIRREA by a qualified appraiser who is a member of the American Institute of Real Estate Appraisers or other group of professional appraisers.

“Approved Custodian” means a pool custodian or other Person that Lender deems acceptable, in its sole discretion, to hold Mortgage Loans for inclusion in a Mortgage Pool or to hold Mortgage Loans as agent for an Investor that has issued a Purchase Commitment for those Mortgage Loans.

“As Completed Appraised Value” means the value given by a state-certified appraiser to the real property and improvements on the real property based on the Total Hard Costs and plans and specifications for the improvements on the real property prior to the beginning of any construction or rehabilitation.

“Audited Statement Date” means the date of each Borrower’s most recent audited financial statements (and, if applicable, such Borrower’s Subsidiaries, on a consolidated basis) delivered to Credit Agent and Lenders under the Existing Agreement or this Agreement.

“Balance Deficiency Fee” has the meaning set forth in Section 3.1(b).

“Balance Funded Agreement” has the meaning set forth in Section 3.1(b).

“Balance Funded Portion” has the meaning set forth in Section 3.1(b).

“Balance Funded Rate” means, for Warehousing Advances made by any Lender that is a party to a Balance Funded Agreement, the applicable rate set forth Exhibit H.

“Borrowers” has the meaning set forth in the first paragraph of this Agreement.

“BPO Value” means, with respect to the improved real property, improvements and ownership interest and occupancy rights securing any Mortgage Loan, the lowest fair market value for such real property, improvements and ownership interest and occupancy rights as set forth in an opinion of a real estate broker acceptable to Credit Agent, in its sole discretion, as to the value of such improved real property if sold within a 60-day marketing period. Each such broker price opinion must be obtained from a real estate broker with substantial experience in the purchase and sale of similar properties in the geographic area in which the real property, improvements and ownership interest and occupancy rights to be valued is located and should be as of a date not more than 60 days prior to the date of the related Advance.

“Business Day” means any day other than Saturday, Sunday or any other day on which national banking associations are closed for business.

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“Buydown” has the meaning set forth in Section 3.4.

“Calendar Quarter” means the 3 month period beginning on each January 1, April 1, July 1 or October 1.

“Cash Collateral Account” means a demand deposit account maintained at the Funding Bank in Credit Agent’s name and designated for receipt of the proceeds of the sale or other disposition of Collateral.

“Closing Date” has the meaning set forth in the Recitals to this Agreement.

“Collateral” has the meaning set forth in Section 4.1.

“Collateral Documents” means, with respect to each Mortgage Loan, (a) the Mortgage Note, the Mortgage and all other documents including, if applicable, any Security Agreement, executed in connection with or relating to the Mortgage Loan; (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing the FHA Commitment to Insure, the VA Guaranty or private mortgage insurance, the appraisal, the Regulation Z statement, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note, the HUD-1 or corresponding purchase advice; (c) any other document listed in Exhibit B; and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note by an Investor or that is customarily executed by the seller of a Mortgage Note to an Investor.

“Commitment Increase” has the meaning set forth in Section 12.8.

“Committed Purchase Price” means for an Eligible Loan (a) the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Eligible Loan, or (b) if the Eligible Loan is to be used to back an Agency Security, an amount equal to the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Agency Security.

“Compliance Certificate” means a certificate executed on behalf of Borrowers by UAMCLLC’s manager having principal financial accounting responsibilities, substantially in the form of Exhibit E.

“Construction/Perm Mortgage Loan” has the meaning set forth in Exhibit H.

“Cost Breakdown” means a list of the costs and expenses to be financed by Advances against a Third Party Builder Construction Mortgage Loan or a Construction/Perm Mortgage Loan, including, without limitation, real property acquisition costs, hard and soft construction costs, architectural fees, the Rehab Escrow and any other costs and expenses budgeted to construct and complete the improvements.

“Credit Agent” has the meaning set forth in the first paragraph of this Agreement.

“Credit Score” means a mortgagor’s overall consumer credit rating, represented by a single numeric credit score using the Fair, Isaac consumer credit scoring system, provided by a credit repository acceptable to Credit Agent and the Investor that issued the Purchase Commitment covering the related Mortgage Loan (if a Purchase Commitment is required by Exhibit H).

“Debt” means (a) all indebtedness or other obligations of a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that

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Person on the date of determination, plus (b) all indebtedness or other obligations of that Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services. For purposes of calculating a Person’s Debt, Subordinated Debt due more than 1 year after the Warehousing Maturity Date may be excluded from that Person’s indebtedness.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” means, for any Advance, the Interest Rate applicable to that Advance plus 2% per annum. If no Interest Rate is applicable to an Advance, “Default Rate” means, for that Advance, the highest Interest Rate then applicable to any outstanding Advance plus 2% per annum.

“Depository Benefit” means the compensation received by any Lender, directly or indirectly, as a result of Borrowers’ maintenance of Eligible Balances with a Designated Bank.

“Designated Bank” means any bank designated by any Lender as a Designated Bank, but only for as long as such Lender has an agreement under which that Lender receives Depository Benefits from that bank.

“Designated Bank Charges” means any fees, interest or other charges that would otherwise be payable to a Designated Bank in connection with Eligible Balances maintained at the Designated Bank, including deposit insurance premiums, service charges and any other charges that may be imposed by governmental authorities from time to time.

“Discontinued Loan” has the meaning set forth in the GMAC-RFC Client Guide.

“Eagle Prime Mortgage Loan” has the meaning set forth in Exhibit H.

“Eagle Subprime Mortgage Loan” has the meaning set forth in Exhibit H.

“Electronic Advance Request” means an electronic transmission through RFConnects Delivery containing the same information as Exhibit A to this Agreement.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement, on the form prescribed by Credit Agent, among a Borrower, Credit Agent, MERS and MERSCORP, Inc.

“Eligible Asset” means a Mortgage Loan, Agreement for Deed or Foreclosure Claim Receivable that satisfies the conditions and requirements set forth in Exhibit H.

“Eligible Balances” means all funds of or maintained by Borrowers (and, if applicable, Borrowers’ Subsidiaries) in demand deposit or time deposit accounts at a Designated Bank, minus balances to support float, reserve requirements and any other reductions that may be imposed by governmental authorities from time to time.

“Eligible Loan” means a Single Family Mortgage Loan that satisfies the conditions and requirements set forth in Exhibit H.

“Eligible Mortgage Pool” means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification, (b) there exists a Purchase Commitment covering the Agency Security to be issued on the basis of that certification and (c) the Agency Security will be delivered to Credit Agent.

“Equity Interests” means all shares, interests, participations or other equivalents, however, designated, of or in a Person (other than a natural person), whether or not voting, including

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common stock, membership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which any Borrower is a member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the conditions or events set forth in Section 10.1.

“Excess Buydown” has the meaning set forth in Section 3.4.

“Exchange Act” means the Securities Exchange Act of 1934 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Exclusionary List” means the list by that name published and updated periodically by Credit Agent on the www.gmacresidentialfunding.com website.

“Exhibit A” means Exhibit A-SF, Exhibit A-Construction, Exhibit A-Other Investments and Exhibit A-UNI, as applicable to the type of Eligible Asset being financed.

“Exhibit B” means Exhibit B-SF, Exhibit B-Construction, Exhibit B-Foreclosure Claim Receivable and Exhibit B-Investment Mortgage Loans, as applicable to the type of Eligible Asset being financed.

“Existing Agreement” means the Second Amended and Restated Warehousing Credit and Security Agreement dated as of April 21, 2005, as amended, between Borrowers, Credit Agent and Lenders.

“Fair Market Value” means, at any time for an Eligible Loan or a related Pledged Security (if the Eligible Loan is to be used to back a Pledged Security) as of any date of determination, the market price for such Eligible Loan or Pledged Security, determined by Credit Agent based on market data for similar Mortgage Loans or Pledged Securities and such other criteria as Credit Agent deems appropriate in its sole discretion.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Federal Funds Rate” means, for each week, the effective Federal Funds Rate (per annum) of interest in effect on the first Business Day of that week, as published by Bloomberg L.P. If the Federal Funds Rate is not published by Bloomberg L.P. on the first Business Day of any week, then the term “Federal Funds Rate” means the highest Federal Funds Rate published in the The Wall Street Journal in its regular column entitled “Money Rates” on the first Business Day of that week.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FHA Mortgage Loan” means an FHA-insured Mortgage Loan included in the Pledged Loans.

“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

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“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“Foreclosure Claim Receivable” means a valid, readily enforceable and liquidated claim of UAMC Asset for the payment of money against FHA or VA under an FHA mortgage insurance policy insuring payment of, or VA guaranty of, all or a part of a defaulted Single Family Mortgage Loan foreclosed by one of the Borrowers.

“Foreclosure Mortgage Loan” means a Mortgage Loan that has been repurchased by a Borrower from an Investor or out of a Mortgage Pool and assigned to UAMC Asset, and is in the process of foreclosure.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Funding Bank” means JPMorgan Chase or any other bank designated by Credit Agent as a Funding Bank.

“Funding Bank Agreement” means a letter agreement on the form prescribed by Credit Agent between the Funding Bank and Borrowers authorizing Credit Agent’s access to the Operating Account.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

“GMAC-RFC Client Guide” means the applicable loan purchase guide issued by RFC, as the same may be amended or replaced.

“Government Mortgage Loan” means a closed-end First Mortgage Loan that is either HUD/FHA insured (other than a HUD 203(K) Mortgage Loan or a Title I Mortgage Loan) or VA guaranteed.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“HUD 203(K) Mortgage Loan” means an FHA-insured closed-end First Mortgage Loan to an individual obligor the proceeds of which will be used for the purpose of rehabilitating and repairing the related single family property, and which satisfies the definition of “rehabilitation loan” in 24 C.F.R. 203.50(a).

Page 13-6

“Indemnified Liabilities” has the meaning set forth in Section 12.2.

“Indemnitees” has the meaning set forth in Section 12.2.

“Interest Rate” means, for any Advance, the floating rate of interest specified for that Advance in Exhibit H.

“Interim Statement Date” means the date of the most recent unaudited financial statements of each Borrower (and, if applicable, each Borrower’s Subsidiaries, on a consolidated basis) delivered to Credit Agent and Lender under the Existing Agreement or this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

“Investment” means any direct or indirect purchase or other acquisition by any Person of, or a beneficial interest in, stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt and accounts receivable from that Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Investment Mortgage Loan” means a Prime First Mortgage Loan or a Subprime Mortgage Loan held by a Borrower for investment rather than sale.

“Investor” means Fannie Mae, Freddie Mac or a financially responsible private institution that Lender deems acceptable, in its sole discretion, to issue Purchase Commitments with respect to a particular category of Eligible Loans.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A., Chicago, Illinois, or any successor bank.

“JPMorgan Chase Prime Rate” means, as of any date of determination, the highest prime rate quoted by JPMorgan Chase and most recently published by Bloomberg L.P. If the prime rate for JPMorgan Chase is not quoted or published for any period, then during that period the term “JPMorgan Chase Prime Rate” means the highest prime rate published in the most recent edition of The Wall Street Journal in its regular column entitled “Money Rates.”

“Lenders” has the meaning set forth in the first paragraph of this Agreement.

“Lennar” means LENNAR CORPORATION, a Delaware corporation.

“Lennar Undertaking” means a guaranty of certain of Borrowers’ Obligations by Lennar.

“Leverage Ratio” means the ratio of a Person’s Debt to Modified Tangible Net Worth.

“LIBOR” means, for each week, the rate of interest per annum that is equal to the arithmetic mean of the U.S. Dollar London Interbank Offered Rates for 1 month periods of certain U.S.

Page 13-7

banks as of 11:00 a.m. (London time) on the first Business Day of each week on which the London Interbank market is open, as published by Bloomberg L.P. If those interest rates are not offered or published for any period, then during that period LIBOR means the London Interbank Offered Rate for 1 month periods as published in The Wall Street Journal in its regular column entitled “Money Rates” on the first Business Day of each week on which the London Interbank market is open.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

“Loan Documents” means this Agreement, the Notes, the Lennar Undertaking, any agreement of Borrowers relating to Subordinated Debt, and each other document, instrument or agreement executed by Borrowers in connection with any of those documents, instruments and agreements, as originally executed or as any of the same may be amended, restated, renewed or replaced.

“Loan Package Fee” has the meaning set forth in Section 3.7.

“Loan-to-Value Ratio” means, for any Mortgage Loan, the ratio of (a) the maximum amount that may be borrowed under the Mortgage Loan (whether or not borrowed) at the time of origination, plus the Mortgage Note Amounts of all other Mortgage Loans secured by senior or pari passu Liens on the related real property and improvements, to (b) the Appraised Property Value of the related real property and improvements.

“Majority Lenders” means at any date Lenders holding not less than 66-2/3% of the aggregate Warehousing Credit Limit. Notwithstanding the foregoing, if there are only 2 Lenders the term “Majority Lenders” shall, except for purposes of Section 11.2(c), include both Lenders.

“Manufactured Home” means a structure that is built on a permanent chassis (steel frame) with the wheel assembly necessary for transportation in one or more sections to a permanent site or semi-permanent site.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“MERS” means Mortgage Electronic Registrations Systems, Inc. and any successor entity.

“Miscellaneous Fees and Charges” means the Collateral Operations Fees set forth on Lender’s fee schedule attached as Exhibit I and all miscellaneous disbursements, charges and expenses incurred by or on behalf of Lender for the handling and administration of Advances and Collateral, including costs for Uniform Commercial Code, tax lien and judgment searches conducted by Lender, filing fees, charges for wire transfers and check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors, recording fees, Funding Bank service fees and overdraft charges and Designated Bank Charges. Upon not less than 3 Business Days’ prior Notice to Borrower, Lender may modify the Collateral Operations Fees set forth in Exhibit I to conform to current Lender practices and, as so modified, the revised Exhibit I will become part of this Agreement.

“Modified Tangible Net Worth” means Tangible Net Worth, but including as assets, advances and loans to Lennar and Lennar Financial Services, LLC.

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed (including real property to which a Manufactured Home has been affixed in a manner such that the Lien of a mortgage or deed of trust would attach to the Manufactured Home under applicable real property law).

Page 13-8

“Mortgage-backed Securities” means securities that are secured or otherwise backed by Mortgage Loans.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Security Agreements.

“Mortgage Note Amount” means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

“Mortgage Pool” means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which either Borrower or any ERISA Affiliate of Borrower has any obligation with respect to its employees.

“Notes” means the Warehousing Notes, the Sublimit Notes and the Swingline Note.

“Notices” has the meaning set forth in Section 12.1.

“Obligations” means all indebtedness, obligations and liabilities of each Borrower to any and all of Credit Agent and Lenders under this Agreement, any Note, any fee letter in favor of the Credit Agent relating to the Agreement, or under any of the other Loan Documents (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred), including, without limitation, interest and other amounts that would accrue but for the filing of a petition under any law relating to bankruptcy, insolvency, moratorium, reorganization, winding-up or dissolution.

“Operating Account” means the demand deposit account number 1078657 maintained at the Funding Bank in Borrowers’ name and designated for funding that portion of each Eligible Asset not funded by an Advance made against that Eligible Asset and for returning any excess payment from an Investor for a Pledged Asset.

“Other Investments” has the meaning set forth on Exhibit H.

“Participant” has the meaning set forth in Section 12.7.

“Percentage Share” means, for any Lender at any date, the percentage which such Lender’s Warehousing Commitment Amount bears to the Warehousing Credit Limit as of such date.

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

“Plan” means each employee benefit plan (whether in existence on the date of this Agreement or established after that date), as that term is defined in Section 3 of ERISA, maintained for the benefit of directors, officers or employees of Borrower or any ERISA Affiliate.

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“Pledged Agreements for Deed” has the meaning set forth in Section 4.1(c).

“Pledged Assets” means, collectively, Pledged Loans, Pledged Agreements for Deed, Foreclosure Claim Receivables and Pledged Securities.

“Pledged Hedging Accounts” has the meaning set forth in Section 4.1 (i).

“Pledged Hedging Arrangements” has the meaning set forth in Section 4.1 (i).

“Pledged Loans” has the meaning set forth in Section 4.1(b).

“Pledged Securities” has the meaning set forth in Section 4.1(d).

“Pledged Shares” has the meaning set forth in Section 4.1(j).

“Prime Mortgage Loan” has the meaning set forth in Exhibit H.

“Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

“Purchase Commitment” means a written commitment, in form and substance satisfactory to Lender, issued in favor of Borrower by an Investor under which that Investor commits to purchase Mortgage Loans or Mortgage-backed Securities.

“Quarterly Accordion Period” means, for each fiscal year of UAMCLLC, the three 30-day periods beginning approximately each of May 25, August 25, and November 25, and ending approximately each of June 23, September 23, and December 24, respectively.

“Quarterly Unimproved Land Loan Accordion Period” means, for each fiscal year of UAMCLLC, the three 10-day periods beginning approximately each of May 25, August 25, and November 25.

“Rating Agency” means any nationally recognized statistical rating organization that in the ordinary course of its business rates Mortgage-backed Securities.

“Rehab Escrow” means an escrow established as part of the initial Advance of a Construction/Perm Mortgage Loan for rehabilitation or renovation of existing improvements in an amount equal to the difference between the amount funded for the financing or refinancing of existing improvements on the real property encumbered by the Pledged Mortgage Loans and the amount funded for the renovation or rehabilitation of the existing improvements.

“Receivables” has the meaning set forth in Section 4.1(f).

“Release Amount” has the meaning set forth in Section 4.3(f).

“Restriction List” and “Restriction Lists” means each and every list of Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services. For the purposes of this Agreement, Restriction Lists include the list of Specifically Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor agency or other entity, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

“RFConnects Delivery” means Credit Agent’s proprietary service to support the electronic exchange of information between Credit Agent and Borrowers, including Warehousing Advance Requests, shipping requests, payoff requests, wire transfer instructions, security delivery instructions, activity reports and exception reports.

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“Second Mortgage” means a Mortgage that constitutes a second Lien on the real property and improvements described in or covered by that Mortgage.

“Second Mortgage Loan” means a Mortgage Loan secured by a Second Mortgage.

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Servicing Portfolio Report” has the meaning set forth in Section 7.3(a).

“Single Family Mortgage Loan” means a Mortgage Loan secured by a Mortgage on improved real property on which is located a 1-to-4 family residence.

“Single Family Property” means improved real property containing one to four family residences.

“Standard Warehouse Period” means, for any Mortgage Loan, the maximum number of days a Warehousing Advance against that type of Mortgage Loan, other than against an Aged Mortgage Loan, may remain outstanding, as set forth in Exhibit H.

“Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

“Sublimit” means the aggregate amount of Advances (expressed as a dollar amount of the Warehousing Credit Amount) that is permitted to be outstanding at any one time against a specific type of Eligible Loan.

“Subordinated Debt” means all indebtedness of Borrowers for borrowed money that is effectively subordinated in right of payment to all present and future Obligations either (1) under a Subordination of Debt Agreement on the form prescribed by Credit agent or (2) otherwise on terms acceptable to Credit Agent.

“Subprime Mortgage Loan” has the meaning set forth in Exhibit H.

“Subsidiary” means any corporation, partnership, association or other business entity in which more than 50% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

“Super Jumbo Mortgage Loan” has the meaning set forth in Exhibit H.

“Swingline Advance” means an Advance made by RFC under Section 1.3.

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“Swingline Facility Amount” means the maximum amount of Swingline Advances to be made by RFC from time to time, but not to exceed $75,000,000.

“Swingline Note” has the meaning set forth in Section 1.4.

“Tangible Net Worth” means the excess of a Person’s (and, if applicable, the Person’s Subsidiaries, on a consolidated basis) total assets over total liabilities as of the date of determination, each determined in accordance with GAAP, plus that portion of Subordinated Debt not due within 1 year of that date. For purposes of calculating a Person’s Tangible Net Worth, advances or loans to shareholders, directors, officers, employees or Affiliates, investments in Affiliates, assets pledged to secure any liabilities not included in the Debt of the Person, intangible assets, Servicing Contracts of the type described in Section 8.11 (to the extent capitalized as an asset), those other assets that would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in effect as of that date, as those requirements appear “Consolidated Audit Guide for Audits of HUD Programs,” and other assets Credit Agent deems unacceptable, in its sole discretion, must be excluded from a Person’s total assets.

“Taxes” has the meaning set forth in Section 3.13(a)(1).

“Third Party Builder Construction Mortgage Loan” has the meaning set forth on Exhibit H.

“Third Party Originated Loan” means a Mortgage Loan originated and funded by a third party (other than with funds provided by a Borrower at closing to purchase the Mortgage Loan) and subsequently purchased by a Borrower.

“Title I Mortgage Loan” means an FHA co-insured closed-end First Mortgage Loan or Second Mortgage Loan that is underwritten in accordance with HUD underwriting standards for the Title I Property Improvement Program set forth in, and that is reported for insurance under, the Mortgage Insurance Program authorized and administered under Title I of the National Housing Act of 1934, as amended, and the regulations related to that statute.

“Trust Receipt” means a trust receipt in a form approved by and under which Credit Agent may deliver any document relating to the Collateral to Borrowers for correction or completion.

“UAMC Capital” means UAMC Capital, LLC, a Delaware limited liability company.

“UAMC Capital Warehousing Facility” means the warehousing facility created pursuant to the Loan Agreement dated as of May 23, 2003, by and among UAMC Capital (the “Issuers”) party thereto, Calyon New York Branch, as administrative agent (the “Managing Agent”) party thereto and UAMC, as Servicer, either as originally executed or as it may be amended, restated, renewed or replaced.

“Unimproved Land Loan” has the meaning set forth in Exhibit H.

“VA” means the Veterans Administration and any successor agency or other entity.

“Warehouse Period” means, for any Eligible Loan, the maximum number of days a Warehousing Advance against that type of Eligible Loan may remain outstanding as set forth in Exhibit H.

“Warehousing Advance” means a disbursement by a Lender under its Warehousing Commitment.

“Warehousing Advance Request” has the meaning set forth in Section 2.1.

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“Warehousing Collateral Value” means, as of any date of determination, (a) with respect to any Eligible Loan, the lesser of (1) the amount of any Warehousing Advance made, or that could be made, against such Eligible Loan under Exhibit H or (2) an amount equal to the Advance Rate for the applicable type of Eligible Loan multiplied by the Fair Market Value of such Eligible Loan; (b) if Eligible Loans have been exchanged for Agency Securities, the lesser of (1) the amount of any Warehousing Advances outstanding against the Eligible Loans backing the Agency Securities or (2) an amount equal to the Advance Rates for the applicable types of Eligible Loans backing the Agency Securities multiplied by the Fair Market Value of the Agency Securities; and (c) with respect to cash, the amount of the cash.

“Warehousing Commitment” means the obligation of each Lender to make Warehousing Advances to Borrowers under Section 1.1.

“Warehousing Commitment Amount” means, for any Lender at any date, that dollar amount designated as such opposite such Lender’s name on Exhibit J as its Warehousing Commitment Amount on such date, as the same may be amended from time to time in accordance with this Agreement.

“Warehousing Commitment Fee” has the meaning set forth in Section 3.5.

“Warehousing Credit Limit” means at any date the sum of the Warehousing Commitment Amounts of all of the Lenders on such date.

“Warehousing Fee” has the meaning set forth in Section 3.6.

“Warehousing Maturity Date” has the meaning set forth in Section 1.2.

“Warehousing Note” has the meaning set forth in Section 1.4.

“Weighted Average Committed Purchase Price” means the weighted average of the Committed Purchase Prices of the unfilled Purchase Commitments (expressed as a percentage) for Mortgage Loans or Mortgage-backed Securities of the same type, interest rate and term.

“Wet Settlement Advance” means an Advance prior to the end of the Wet Settlement Period.

“Wet Settlement Period” means the period of time from the date a Wet Settlement Advance is made against a Pledged Asset until the earlier of (a) the date the Collateral Documents for the Pledged Asset have been delivered to and examined by Credit Agent, or (b) the date the Wet Settlement Advance made against the Pledged Asset is paid in full.

“Wire Disbursement Account” means a demand deposit account maintained at the Funding Bank in Credit Agent’s name for clearing wire transfers requested by Borrowers to fund Warehousing Advances.

“Wire Fee” has the meaning set forth in Section 3.7.

13.2.	Other Definitional Provisions; Terms of Construction

13.2 (a)	Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

13.2 (b)	Defined terms may be used in the singular or the plural, as the context requires.

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13.2 (c)	All references to time of day mean the then applicable time in Chicago, Illinois, unless otherwise expressly provided.

13.2 (d)	References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

13.2 (e)	The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

13.2 (f)	Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

13.2 (g)	All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements. All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrower under this Agreement and the Notes are irrevocably paid in full and the Warehousing Commitment is terminated.

13.2 (h)	All references to the Uniform Commercial Code are deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

13.2 (i)	Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

End of Article 13

Page 13-14

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC, a Florida limited liability company

By:	/s/ Janice Munoz
Its:	Vice President/Treasurer

EAGLE HOME MORTGAGE, INC., a Washington corporation

By:	/s/ Janice Munoz
Its:	Vice President

EAGLE HOME MORTGAGE OF CALIFORNIA, INC. a California corporation

By:	/s/ Janice Munoz
Its:	Vice President

UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA, a California corporation

By:	/s/ Janice Munoz
Its:	Vice President/Treasurer

UAMC ASSET CORP. II, a Nevada corporation

By:	/s/ Janice Munoz
Its:	Vice President/Treasurer

UNIVERSAL AMERICAN MORTGAGE COMPANY OF PENNSYLVANIA, INC., a Florida corporation

By:	/s/ Janice Munoz
Its:	Vice President/Treasurer

EAGLE HOME MORTGAGE, LLC, a Delaware limited liability company

By:	/s/ Janice Munoz
Its:	Vice President

Page 13-15

CREDIT AGENT:	RESIDENTIAL FUNDING CORPORATION,
a Delaware Corporation

	By:	/s/ Jim Clapp
	Its:	Director

CLOSING DATE:	5/04/06

Page 13-16

LENDERS:	RESIDENTIAL FUNDING CORPORATION,
a Delaware corporation

	By	/s/ Jim Clapp
	Its:	Director

Page 13-17

JPMORGAN CHASE BANK, N.A.,
a national banking association

By:	/s/ R. Britt Langford
Its:	Senior Vice President

NOTICE ADDRESS:
707 Travis Street, 6th Floor North
Houston, TX 77002
Attention:	R. Britt Langford
Facsimile:	713-216-1567

U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Edwin D. Jenkins
Its:	Senior Vice President

NOTICE ADDRESS:
800 Nicollet Mall
#BC-MN-H03B
Minneapolis, MN 55402
Attention:	Edwin D. Jenkins
Facsimile:	612-303-2253

SUNTRUST BANK, a state bank organized
under the laws of Georgia

By:	/s/ Robert E. Hummel
Its:	Senior Vice President

NOTICE ADDRESS:
777 Brickell Avenue
Miami, FL 33131
Attention:	Robert E. Hummel,
Senior Vice President
Facsimile:	305-579-7311

NATIONAL CITY BANK OF KENTUCKY,
a national banking association

By:	/s/ Mary Jo Reiss
Its:	Vice President

NOTICE ADDRESS:
101 South Fifth Street, 6th Floor
Louisville, KY 40202
Attention:	Mary Jo Reiss, Vice President
Facsimile:	502-581-4154

Page 13-18

COMERICA BANK

By:	/s/ Robert W. Marr
Its:	Vice President

NOTICE ADDRESS:
500 Woodward Avenue
MC 3256
Detroit, MI 48226
Attention:	Rob Marr
Facsimile:	313-222-9295

CALYON NEW YORK BRANCH

By:	/s/ David Cagle
Its:	Managing Director

By:	/s/ Robert Smith
Its:	Managing Director

NOTICE ADDRESS:
2200 Ross Avenue, Suite 4400W
Dallas, TX 75201
Attention:	Robert Smith
Facsimile:	214-220-2323

WASHINGTON MUTUAL BANK, FA

By:	/s/ Brad Johnson
Its:	Vice President

NOTICE ADDRESS:
3929 W. John Carpenter Freeway
Irving, TX 75063
Attention:	Brad Johnson
Facsimile:	972-870-3603

Page 13-19